EXHIBIT 99.2

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements

Page

Consolidated Financial Statements as of September 1, 2016 and September 3, 2015 and for the fiscal years ended September 1, 2016, September 3, 2015, and August 28, 2014

Consolidated Statements of Operations	2

Consolidated Statements of Comprehensive Income (Loss)	3

Consolidated Balance Sheets	4

Consolidated Statements of Changes in Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7

Report of Independent Registered Public Accounting Firm	56

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions except per share amounts)

For the year ended	September 1, 2016	September 3, 2015	August 28, 2014
Net sales	$12,399	$16,192	$16,358
Cost of goods sold	9,894	10,977	10,921
Gross margin	2,505	5,215	5,437

Selling, general, and administrative	659	719	707
Research and development	1,617	1,540	1,371
Restructure and asset impairments	67	3	40
Other operating (income) expense, net	(6)	(45)	232
Operating income	168	2,998	3,087

Interest income	42	35	23
Interest expense	(437)	(371)	(352)
Other non-operating income (expense), net	(54)	(53)	(25)
	(281)	2,609	2,733

Income tax (provision) benefit	(19)	(157)	(128)
Equity in net income (loss) of equity method investees	25	447	474
Net income (loss)	(275)	2,899	3,079

Net income (loss) attributable to noncontrolling interests	(1)	—	(34)
Net income (loss) attributable to Micron	$(276)	$2,899	$3,045

Earnings (loss) per share
Basic	$(0.27)	$2.71	$2.87
Diluted	(0.27)	2.47	2.54

Number of shares used in per share calculations
Basic	1,036	1,070	1,060
Diluted	1,036	1,170	1,198

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

For the year ended	September 1, 2016	September 3, 2015	August 28, 2014
Net income (loss)	$(275)	$2,899	$3,079

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(49)	(42)	(2)
Pension liability adjustments	(9)	20	3
Gain (loss) on derivatives, net	7	(18)	(9)
Gain (loss) on investments, net	3	(4)	1
Other comprehensive income (loss)	(48)	(44)	(7)
Total comprehensive income (loss)	(323)	2,855	3,072
Comprehensive (income) loss attributable to noncontrolling interests	(1)	1	(34)
Comprehensive income (loss) attributable to Micron	$(324)	$2,856	$3,038

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(in millions except par value amounts)

As of	September 1, 2016	September 3, 2015
Assets
Cash and equivalents	$4,140	$2,287
Short-term investments	258	1,234
Receivables	2,068	2,507
Inventories	2,889	2,340
Other current assets	140	228
Total current assets	9,495	8,596
Long-term marketable investments	414	2,113
Property, plant, and equipment, net	14,686	10,554
Equity method investments	1,364	1,379
Intangible assets, net	464	449
Deferred tax assets	657	597
Other noncurrent assets	460	455
Total assets	$27,540	$24,143

Liabilities and equity
Accounts payable and accrued expenses	$3,879	$2,611
Deferred income	200	205
Current debt	756	1,089
Total current liabilities	4,835	3,905
Long-term debt	9,154	6,252
Other noncurrent liabilities	623	698
Total liabilities	14,612	10,855

Commitments and contingencies

Redeemable convertible notes	—	49

Micron shareholders’ equity
Common stock, $0.10 par value, 3,000 shares authorized, 1,094 shares issued and outstanding (1,084 as of September 3, 2015)	109	108
Additional capital	7,736	7,474
Retained earnings	5,299	5,588
Treasury stock, 54 shares held (45 as of September 3, 2015)	(1,029)	(881)
Accumulated other comprehensive income (loss)	(35)	13
Total Micron shareholders’ equity	12,080	12,302
Noncontrolling interests in subsidiaries	848	937
Total equity	12,928	13,239
Total liabilities and equity	$27,540	$24,143

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in millions)

	Micron Shareholders

	Common Stock			Retained		Accumulated
	Number of Shares	Amount	Additional Capital	Earnings (Accumulated Deficit)	Treasury Stock	Other Comprehensive Income (Loss)	Total Micron Shareholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity
Balance at August 29, 2013	1,044	$104	$9,187	$(212)	$—	$63	$9,142	$864	$10,006
Net income				3,045			3,045	34	3,079
Other comprehensive income (loss), net						(7)	(7)		(7)
Stock issued under stock plans	36	4	262				266		266
Stock-based compensation expense			115				115		115
Contributions from noncontrolling interests							—	102	102
Distributions to noncontrolling interests							—	(18)	(18)
Acquisitions of noncontrolling interests			34				34	(180)	(146)
Repurchase and retirement of stock	(4)	(1)	(33)	(42)			(76)		(76)
Settlement of capped calls and share retirement	(3)	—	62	(62)			—		—
Redeemable convertible notes			(68)				(68)		(68)
Exchange, conversion, and repurchase of convertible notes			(1,691)				(1,691)		(1,691)
Balance at August 28, 2014	1,073	$107	$7,868	$2,729	$—	$56	$10,760	$802	$11,562
Net income				2,899			2,899	—	2,899
Other comprehensive income (loss), net						(43)	(43)	(1)	(44)
Stock issued under stock plans	13	1	73				74		74
Stock-based compensation expense			168				168		168
Contributions from noncontrolling interests							—	142	142
Distributions to noncontrolling interests							—	(6)	(6)
Repurchase and retirement of stock	(2)	—	(13)	(40)			(53)		(53)
Repurchase of treasury stock					(831)		(831)		(831)
Settlement of capped calls			50		(50)		—		—
Redeemable convertible notes			19				19		19
Conversion and repurchase of convertible notes			(691)				(691)		(691)
Balance at September 3, 2015	1,084	$108	$7,474	$5,588	$(881)	$13	$12,302	$937	$13,239
Net income (loss)				(276)			(276)	1	(275)
Other comprehensive income (loss), net						(48)	(48)	—	(48)
Stock issued under stock plans	11	1	47				48		48
Stock-based compensation expense			191				191		191
Contributions from noncontrolling interests							—	37	37
Distributions to noncontrolling interests							—	(34)	(34)
Acquisitions of noncontrolling interests							—	(93)	(93)
Repurchase and retirement of stock	(1)	—	(10)	(13)			(23)		(23)
Repurchase of treasury stock					(125)		(125)		(125)
Settlement of capped calls			23		(23)		—		—
Redeemable convertible notes			49				49		49
Conversion and repurchase of convertible notes			(38)				(38)		(38)
Balance at September 1, 2016	1,094	$109	$7,736	$5,299	$(1,029)	$(35)	$12,080	$848	$12,928

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

For the year ended	September 1, 2016	September 3, 2015	August 28, 2014
Cash flows from operating activities
Net income (loss)	$(275)	$2,899	$3,079
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation expense and amortization of intangible assets	2,980	2,667	2,103
Amortization of debt discount and other costs	126	138	167
Stock-based compensation	191	168	115
Loss on restructure of debt	4	49	195
(Gain) loss from currency hedges, net	(183)	64	27
Equity in net income of equity method investees	(25)	(447)	(474)
Gain from Inotera issuance of shares	—	(3)	(97)
Gain from disposition of interest in Aptina	—	(1)	(119)
Change in operating assets and liabilities
Receivables	465	393	(518)
Inventories	(549)	116	194
Accounts payable and accrued expenses	272	(691)	671
Deferred income taxes, net	(15)	168	68
Other noncurrent liabilities	(63)	(16)	243
Other	240	(296)	45
Net cash provided by operating activities	3,168	5,208	5,699

Cash flows from investing activities
Expenditures for property, plant, and equipment	(5,817)	(4,021)	(3,107)
Purchases of available-for-sale securities	(1,026)	(4,392)	(1,063)
Payments to settle hedging activities	(152)	(132)	(26)
(Increase) decrease in restricted cash	(23)	(15)	536
Proceeds from sales and maturities of available-for-sale securities	3,690	2,248	557
Proceeds from settlement of hedging activities	335	56	18
Cash received from disposition of interest in Aptina	6	1	105
Other	(81)	23	78
Net cash provided by (used for) investing activities	(3,068)	(6,232)	(2,902)

Cash flows from financing activities
Proceeds from issuance of debt	2,199	2,212	2,212
Proceeds from equipment sale-leaseback transactions	765	291	14
Proceeds from issuance of stock under equity plans	49	73	265
Contributions from noncontrolling interests	37	142	102
Repayments of debt	(870)	(2,329)	(3,843)
Cash paid to acquire treasury stock	(148)	(884)	(76)
Acquisition of noncontrolling interests	(93)	—	(18)
Payments on equipment purchase contracts	(46)	(95)	(30)
Other	(148)	(128)	(125)
Net cash provided by (used for) financing activities	1,745	(718)	(1,499)

Effect of changes in currency exchange rates on cash and equivalents	8	(121)	(28)

Net increase (decrease) in cash and equivalents	1,853	(1,863)	1,270
Cash and equivalents at beginning of period	2,287	4,150	2,880
Cash and equivalents at end of period	$4,140	$2,287	$4,150

Supplemental disclosures
Income taxes paid, net	$(90)	$(63)	$(43)
Interest paid, net of amounts capitalized	(267)	(226)	(163)
Noncash investing and financing activities
Exchange of convertible notes	—	—	756
Acquisition of noncontrolling interest	—	—	127

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All tabular amounts in millions except per share amounts)

Significant Accounting Policies

Basis of Presentation:  We are a global leader in advanced semiconductor systems.  Our broad portfolio of high-performance memory technologies, including DRAM, NAND Flash, and NOR Flash, is the basis for solid-state drives, modules, multi-chip packages, and other system solutions.  Our memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded, and automotive applications.  The accompanying consolidated financial statements include the accounts of Micron and our consolidated subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America.  Certain reclassifications have been made to prior period amounts to conform to current period presentation.

In the first quarter of 2017, we revised the measure of segment profitability reviewed by our chief operating decision maker and, as a result, certain items are no longer allocated to our business units. Comparative periods have been revised to reflect these changes.

Our fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  Fiscal years 2016 and 2014 each contained 52 weeks and fiscal year 2015 contained 53 weeks.  All period references are to our fiscal periods unless otherwise indicated.

Derivative and Hedging Instruments:  We use derivative instruments to manage a portion of our exposure to changes in currency exchange rates from our monetary assets and liabilities denominated in currencies other than the U.S. dollar.  We have also had convertible note settlement obligations, which were accounted for as derivative instruments as a result of our elections to settle conversions in cash.  We do not use derivative instruments for trading or speculative purposes.  Derivative instruments are measured at their fair values and recognized as either assets or liabilities.  The accounting for changes in the fair value of derivative instruments is based on the intended use of the derivative and the resulting designation.  For derivative instruments that are not designated as hedges for accounting purpose, gains or losses from changes in fair values are recognized in other non-operating income (expense).  For derivative instruments designated as cash-flow hedges, the effective portion of the gain or loss is included as a component of other comprehensive income (loss) and the ineffective or excluded portion of the gain or loss is included in other non-operating income (expense).  Amounts in accumulated other comprehensive income (loss) from these cash flow hedges are reclassified into earnings in the same line items of the consolidated statements of operation and in the same periods in which the underlying transactions affect earnings.  Effectiveness is measured by comparing the cumulative change in the fair value of the hedge contract with the cumulative change in the forecasted cash flows of the hedged item.  For the effectiveness assessment of our cash-flow hedges, changes in the time value are excluded for forward contracts.

We enter into master netting arrangements with our counterparties to mitigate credit risk in derivative hedge transactions.  These master netting arrangements allow us and our counterparties to net settle amounts owed to each other.  Derivative assets and liabilities that can be net settled with each counterparty have been presented in our consolidated balance sheet on a net basis.

Financial Instruments:  Cash equivalents include highly liquid short-term investments with original maturities to us of three months or less that are readily convertible to known amounts of cash.  Investments with maturities greater than three months and less than one year are included in short-term investments.  Investments with remaining maturities greater than one year are included in long-term marketable investments.  The carrying value of investment securities sold is determined using the specific identification method.

Functional Currency:  The U.S. dollar is the functional currency for us and all of our consolidated subsidiaries.

Inventories:  Inventories are stated at the lower of average cost or net realizable value.  Cost includes depreciation, labor, material, and overhead costs, including product and process technology costs.  Determining net realizable value of inventories involves numerous judgments, including projecting future average selling prices, sales volumes, and costs to complete products in work in process inventories.  When net realizable value is below cost, we record a charge to cost of goods sold to write down inventories to their estimated net realizable value in advance of when the inventories are actually sold.  In determining the lower of average cost or net realizable value, inventories are primarily categorized as memory (including DRAM, Non-Volatile, and other memory) based on the major characteristics of product type and markets.  We remove amounts from inventory and charge such amounts to cost of goods sold on an average cost basis.

Product and Process Technology:  Costs incurred to (1) acquire product and process technology, (2) patent technology, and (3) maintain patent technology, are capitalized and amortized on a straight-line basis over periods ranging up to 12.5 years.  We capitalize a portion of the costs incurred to patent technology based on historical and projected patents issued as a percent of patents we file.  Capitalized product and process technology costs are amortized over the shorter of (1) the estimated useful life of the technology, (2) the patent term, or (3) the term of the technology agreement.  Fully-amortized assets are removed from product and process technology and accumulated amortization.

Product Warranty:  We generally provide a limited warranty that our products are in compliance with our specifications existing at the time of delivery.  Under our standard terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances, we provide more extensive limited warranty coverage than that provided under our standard terms and conditions.  Our warranty obligations are not material.

Property, Plant, and Equipment:  Property, plant, and equipment is stated at cost and depreciated using the straight-line method over estimated useful lives of generally 10 to 30 years for buildings, 5 to 7 years for equipment, and 3 to 5 years for software.  Assets held for sale are carried at the lower of cost or estimated fair value and are included in other noncurrent assets.  When property, plant, or equipment is retired or otherwise disposed, the net book value is removed and we recognize any gain or loss in our results of operations.

We capitalize interest on borrowings during the period of time we carry out the activities necessary to bring asset to the condition of their intended use and location.  Capitalized interest becomes part of the cost, and amortized over the useful lives of, the assets.

We periodically assess the estimated useful lives of our property, plant, and equipment.  In the fourth quarter of 2016, we identified factors such as the lengthening period of time between DRAM product technology node transitions, an increased re-use rate of equipment, and industry trends.  As a result, we revised the estimated useful lives of equipment in our DRAM wafer fabrication facilities from five to seven years in the fourth quarter of 2016.  For 2016, the effect of the revision was not material.

Research and Development:  Costs related to the conceptual formulation and design of products and processes are expensed as research and development as incurred.  Determining when product development is complete requires judgment.  Development of a product is deemed complete once the product has been thoroughly reviewed and has passed tests for performance and reliability.  Subsequent to product qualification, product costs are included in cost of goods sold.  Product design and other research and development costs for certain technologies are shared with our joint venture partners.  Amounts receivable from cost-sharing arrangements are reflected as a reduction of research and development expense.

Revenue Recognition:  We recognize product or license revenue when persuasive evidence that a sales arrangement exists, delivery has occurred, the price is fixed or determinable, and collectibility is reasonably assured.  If we are unable to reasonably estimate returns or the price is not fixed or determinable, sales made under agreements allowing rights of return or price protection are deferred until customers have resold the product.

Stock-based Compensation:  Stock-based compensation is measured at the grant date, based on the fair value of the award, and recognized as expense under the straight-line attribution method over the requisite service period.  We issue new shares upon the exercise of stock options or conversion of share units.

Treasury Stock:  Treasury stock is carried at cost.  When we retire our treasury stock, any excess of the repurchase price paid over par value is allocated between additional capital and retained earnings.

Use of Estimates:  The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures.  Estimates and judgments are based on historical experience, forecasted events, and various other assumptions that we believe to be reasonable under the circumstances.  Estimates and judgments may differ under different assumptions or conditions.  We evaluate our estimates and judgments on an ongoing basis.  Actual results could differ from estimates.

Variable Interest Entities

We have interests in entities that are VIEs.  If we are the primary beneficiary of a VIE, we are required to consolidate it.  To determine if we are the primary beneficiary, we evaluate whether we have the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE.  Our evaluation includes identification of significant activities and an assessment of our ability to direct those activities based on governance provisions and arrangements to provide or receive product and process technology, product supply, operations services, equity funding, financing, and other applicable agreements and circumstances.  Our assessments of whether we are the primary beneficiary of our VIEs require significant assumptions and judgments.

Unconsolidated VIEs

Inotera:  Inotera is a VIE because of the terms of its supply agreement with us.  We have determined that we do not have the power to direct the activities of Inotera that most significantly impact its economic performance, primarily due to limitations on our governance rights that require the consent of other parties for key operating decisions and due to Inotera’s dependence on Nanya for financing and the ability of Inotera to operate in Taiwan.  Therefore, we do not consolidate Inotera and we account for our interest under the equity method.  (See “Equity Method Investments — Inotera” note.)

EQUVO:  EQUVO HK Limited (“EQUVO”) is a special purpose entity created to facilitate an equipment sale-leaseback financing transaction between us and a consortium of financial institutions.  Neither we nor the financing entities have an equity interest in EQUVO.  EQUVO is a VIE because its equity is not sufficient to permit it to finance its activities without additional support from the financing entities and because the third-party equity holder lacks characteristics of a controlling financial interest.  By design, the arrangement with EQUVO is merely a financing vehicle and we do not bear any significant risks from variable interests with EQUVO.  Therefore, we have determined that we do not have the power to direct the activities of EQUVO that most significantly impact its economic performance and we do not consolidate EQUVO.

SC Hiroshima Energy Corporation:  SC Hiroshima Energy Corporation (“SCHE”) is an entity created to construct and operate a cogeneration, electrical power plant to support our wafer manufacturing facility in Hiroshima, Japan.  We do not have an equity interest in SCHE.  SCHE is a VIE due to the nature of its tolling agreements with us and our option to purchase SCHE’s assets.  We do not control the operation and maintenance of the plant, which we have determined are the activities of SCHE that most significantly impact its economic performance.  Therefore, we do not consolidate SCHE.

PTI Xi’an:  Powertech Technology Inc. Xi’an (“PTI Xi’an”) is a wholly-owned subsidiary of Powertech Technology Inc. (“PTI”) and was created to provide assembly services to us at our manufacturing site in Xi’an, China.  We do not have an equity interest in PTI Xi’an.  PTI Xi’an is a VIE because of the terms of its service agreement with us and its dependency on PTI to finance its operations.  We have determined that we do not have the power to direct the activities of PTI Xi’an that most significantly impact its economic performance, primarily because we have no governance rights.  Therefore, we do not consolidate PTI Xi’an.

Consolidated VIEs

IMFT:  IMFT is a VIE because all of its costs are passed to us and its other member, Intel, through product purchase agreements and because IMFT is dependent upon us or Intel for additional cash requirements.  The primary activities of IMFT are driven by the constant introduction of product and process technology.  Because we perform a significant majority of the technology development, we have the power to direct its key activities.  In addition, IMFT manufactures certain products exclusively for us using our technology.  We consolidate IMFT because we have the power to direct the activities of IMFT that most significantly impact its economic performance and because we have the obligation to absorb losses and the right to receive benefits from IMFT that could potentially be significant to it.

MP Mask:  On May 5, 2016, we acquired all of the remaining interest of MP Mask from its other member, Photronics.  Prior to May 5, 2016, we consolidated MP Mask because we had the power to direct the activities of MP Mask that most significantly impacted its economic performance and because we had the obligation to absorb losses and the right to receive benefits from MP Mask that could potentially have been significant to it.

(See “Equity — Noncontrolling Interests in Subsidiaries” note.)

Recently Adopted Accounting Standards

In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-17 — Balance Sheet Classification of Deferred Taxes, which eliminated the requirement to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet.  We adopted this ASU as of the beginning of our second quarter of 2016 on a prospective basis and did not retrospectively adjust prior periods.  As a result of adopting this standard, we presented our deferred tax assets and liabilities as noncurrent.  The adoption of this standard did not have a material impact on our financial statements.

In September 2015, the FASB issued ASU 2015-16 — Simplifying the Accounting for Measurement-Period Adjustments, which eliminated the requirement to restate prior period financial statements for measurement period adjustments following a business combination.  Instead, the cumulative impact of measurement period adjustments, including the impact on prior periods, is required to be recognized in the reporting period in which the adjustment is identified.  We adopted this ASU in our second quarter of 2016 on a prospective basis.  The adoption of this standard did not have a material impact on our financial statements.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13 — Measurement of Credit Losses on Financial Instruments, which requires a financial asset (or a group of financial assets) measured on the basis of amortized cost to be presented at the net amount expected to be collected.  This ASU requires that the income statement reflect the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period.  This ASU requires that credit losses of debt securities designated as available-for-sale be recorded through an allowance for credit losses, and limits the credit loss to the amount by which fair value is below amortized cost.  We are required to adopt this ASU beginning in our first quarter of 2021; however, we are permitted to adopt this ASU as early as our first quarter of 2020.  This ASU is required to be adopted using a modified retrospective approach, with prospective adoption for debt securities for which an other-than-temporary impairment had been recognized before the effective date.  We are evaluating the timing and effects of our adoption of this ASU on our financial statements.

In March 2016, the FASB issued ASU 2016-09 — Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, forfeitures, and classification on the statement of cash flows.  We expect to adopt this ASU beginning in our first quarter of 2017 and expect to elect to account for forfeitures when they occur.  This ASU allows for prospective, retrospective, or modified retrospective adoption, depending on the aspect covered.  We do not anticipate the adoption of this ASU to have a material impact to our financial statements.

In February 2016, the FASB issued ASU 2016-02 — Leases, which amends a number of aspects of lease accounting, including requiring lessees to recognize operating leases with a term greater than one year on their balance sheet as a right-of-use asset and corresponding liability, measured at the present value of the lease payments.  This ASU will be effective for us beginning in our first quarter of 2020 and early adoption is permitted.  This ASU is required to be adopted using a modified retrospective approach.  We are evaluating the timing and effects of our adoption of this ASU on our financial statements.

In January 2016, the FASB issued ASU 2016-01 — Recognition and Measurement of Financial Assets and Financial Liabilities, which provides guidance for the recognition, measurement, presentation, and disclosure of financial assets and liabilities.  This ASU will be effective for us beginning in our first quarter of 2019 and requires modified-retrospective adoption.  We are evaluating the effects of our adoption of this ASU on our financial statements.

In April 2015, the FASB issued ASU 2015-05 — Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement, which provides additional guidance to customers about whether a cloud computing arrangement includes a software license.  Under ASU 2015-05, cloud computing arrangements that contain a software license should be accounted for in a manner consistent with the acquisition of other software licenses.  If the arrangement does not contain a software license, customers should account for the arrangement as a service contract.  ASU 2015-05 also removes the requirement to analogize to ASC 840-10 — Leases, to determine the asset acquired in a software licensing arrangement.  We will prospectively adopt this ASU beginning in our first quarter of 2017 and do not anticipate it to have a material impact to our financial statements.

In February 2015, the FASB issued ASU 2015-02 — Amendments to the Consolidation Analysis, which amends the consolidation requirements in Accounting Standards Codification 810 — Consolidation.  ASU 2015-02 makes targeted amendments to the consolidation guidance for VIEs, which could change consolidation conclusions.  We expect to adopt this ASU under a modified-retrospective approach beginning in our first quarter of 2017 and we do not anticipate it to have a material impact to our financial statements.

In May 2014, the FASB issued ASU 2014-09 — Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under generally accepted accounting principles in the U.S.  The core principal of this ASU, as amended, is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.  We are required to adopt this ASU beginning in our first quarter of 2019; however, we are permitted to adopt this ASU as early as our first quarter of 2018.  This ASU allows for either full-retrospective or modified-retrospective adoption.  We expect that, as a result of the adoption of this ASU, the timing of recognizing revenue from sales of products to our distributors will be generally earlier than under the existing revenue recognition guidance.  We are evaluating the effects of our adoption of this ASU on our financial statements.

Proposed Acquisition of Inotera

In the second quarter of 2016, we entered into agreements to acquire the remaining interest in Inotera for 30 New Taiwan dollars per share in cash (equivalent to approximately $0.95 per share, assuming 31.7 New Taiwan dollars per U.S. dollar, the exchange rate as of September 1, 2016).  As of September 1, 2016, we held a 33% ownership interest in Inotera, Nanya and certain of its affiliates held a 32% ownership interest, and the remaining ownership interest in Inotera was publicly held.  Based on the exchange rate as of September 1, 2016, we estimate the aggregate consideration payable for the 67% of Inotera shares not owned by us would be approximately $4.1 billion.

On March 29, 2016, the transaction was approved by the shareholders of Inotera, including Nanya and certain of Nanya’s affiliates (which approval was provided pursuant to voting and support agreements).  Under the voting and support agreements, the parties have further agreed not to transfer any of their Inotera shares so long as the voting and support agreements are in effect.  These agreements will terminate automatically upon the termination of the agreement to purchase the Inotera shares.  On October 11, 2016, the Inotera board set the date for the closing of the transaction to be December 6, 2016.  There can be no assurance that the Inotera transaction will be consummated, which is subject to certain termination rights and various conditions, including but not limited to:

•                  the receipt of necessary regulatory approvals from authorities in Taiwan, which have been received;

•                  the consummation and funding of the Term Loan Facility (described below); and

•                  unless we determine otherwise, the consummation and funding of the Private Placement (described below).

Acquisition Financing

On October 11, 2016, we and Inotera, as co-borrowers, entered into a single-draw term loan facility (the “Term Loan Facility”), from which proceeds will be used to pay a portion of the acquisition consideration and any related transaction costs and to provide working capital for Inotera.  In the second and third quarters of 2016, we entered into agreements with Nanya pursuant to which we have the option to issue a combination of shares of our common stock (the “Micron Shares”) and 2.00% convertible senior notes due 2021 (the “2021 Convertible Notes”) to Nanya, which is subject to regulatory approvals and various other conditions.

Term Loan Facility:  The Term Loan Facility can be made in a single draw on or prior to July 10, 2017, subject to the satisfaction of customary conditions, up to a maximum aggregate borrowing amount of 80 billion New Taiwan dollars in cash (equivalent to $2.5 billion).  The loan will bear interest at a variable rate equal to the three-month or six-month TAIBOR, at our or Inotera’s option, plus a margin of 2.05% per annum, payable monthly in arrears.  The loan will mature five years from the date it is made and principal is payable in six equal semi-annual installments, commencing thirty months after such loan is made.

The Term Loan Facility will be collateralized by certain assets including a real estate mortgage on Inotera’s main production facility and site, a chattel mortgage over certain equipment of Inotera, all of the stock of our MSTW subsidiary and the approximately 80% of the stock of Inotera held by MSTW following the consummation of the acquisition.  Micron will guarantee all of Inotera’s and MSTW’s obligations under the Term Loan Facility.

The Term Loan Facility contains affirmative and negative covenants which are customary for financings of this type, including covenants that limit or restrict the ability to create liens in or dispose of collateral securing obligations under the Term Loan Facility, mergers involving MSTW and/or Inotera, loans or guarantees to third parties by Inotera and/or MSTW, and MSTW’s distribution of cash dividends (subject to satisfaction of certain financial conditions).  The Term Loan Facility also contains financial covenants as follows, which are tested semi-annually:

•                  MSTW must maintain a consolidated ratio of total debt to EBITDA not higher than 5.50x in 2017 and 2018; and not higher than 4.50x through 2019 to 2021.

•                  MSTW must maintain consolidated tangible net worth of not less than 4 billion New Taiwan dollars (equivalent to $126 million) in 2017 and 2018; not less than 6.5 billion New Taiwan dollars (equivalent to $205 million) in 2019 and 2020; and not less than 12 billion New Taiwan dollars (equivalent to $378 million) in 2021.

•                  On a consolidated basis, we must maintain a ratio of total debt to EBITDA not higher than 3.50x in 2017; not higher than 3.00x in 2018 and 2019; and not higher than 2.50x in 2020 and 2021.

•                  On a consolidated basis, we must maintain tangible net worth not less than $9 billion in 2017; not less than $12.5 billion in 2018 and 2019; and not less than $16.5 billion in 2020 and 2021.

If one or more of the required financial ratios is not maintained at the time the ratios are tested, the interest rate will be increased by 0.25% until such time as the required financial ratios are maintained.  In addition, if MSTW fails to maintain a required financial ratio for two consecutive semi-annual periods, such failure will constitute an event of default that could result in all obligations owing under the Term Loan Agreement being accelerated to be immediately due and payable.  Our failure to maintain a required consolidated financial ratio will only result in an increase to the applicable interest rate and will not constitute an event of default under the Term Loan Facility.  The Term Loan Facility also contains customary events of default.

Micron Shares:  We have the option to issue Micron Shares in an amount up to 31.5 billion New Taiwan dollars (equivalent to $991 million, assuming 31.7 New Taiwan dollars per U.S. dollar) (the “Private Placement”), which would be used to fund a portion of the acquisition consideration.  The per-share selling price for the Micron Shares would be equal to the greater of the New Taiwan dollar equivalent of (i) the average of the closing sale price of our common stock during the 30 consecutive trading day period ending on and including the 30th calendar day prior to the consummation of the Inotera acquisition or (ii) $10.00.

2021 Convertible Notes:  We have the option to issue 12.6 billion New Taiwan dollars (equivalent to $396 million) in 2021 Convertible Notes in lieu of a corresponding value of Micron Shares so long as we also issue Micron Shares to Nanya of at least 6.3 billion New Taiwan dollars (equivalent to $198 million) pursuant to the Private Placement.

Technology Transfer and License Agreements with Nanya

In the second quarter of 2016, we entered into technology transfer and license agreements pursuant to which Nanya has the option to require us to transfer to Nanya certain technology and deliverables related to the next DRAM process node generation (the “1X Process Node”) after our 20nm process node and the next DRAM process node generation after the 1X Process Node for Nanya’s use.  Under the terms of the agreements, Nanya would pay royalties to us for a license to the transferred technology based on revenues from products utilizing the technology, subject to an agreed cap, and we would also receive an equity interest in Nanya upon the achievement of certain milestones.  Nanya’s option becomes exercisable upon the closing of the Inotera acquisition transaction.

Cash and Investments

Cash and equivalents and the fair values of our available-for-sale investments, which approximated amortized costs, were as follows:

	September 1, 2016				September 3, 2015
As of	Cash and Equivalents	Short-term Investments	Long-term Marketable Investments(1)	Total Fair Value	Cash and Equivalents	Short-term Investments	Long-term Marketable Investments(1)	Total Fair Value
Cash	$2,258	$—	$—	$2,258	$1,684	$—	$—	$1,684
Level 1(2)
Money market funds	1,507	—	—	1,507	168	—	—	168
Level 2(3)
Certificates of deposit	373	33	—	406	311	28	23	362
Corporate bonds	—	142	235	377	2	616	1,261	1,879
Government securities	2	62	82	146	58	391	254	703
Asset-backed securities	—	12	97	109	—	8	575	583
Commercial paper	—	9	—	9	64	191	—	255
	$4,140	$258	$414	$4,812	$2,287	$1,234	$2,113	$5,634

(1)       The maturities of long-term marketable securities range from one to four years.

(2)       The fair value of Level 1 securities is measured based on quoted prices in active markets for identical assets.

(3)       The fair value of Level 2 securities is measured using information obtained from pricing services, which obtain quoted market prices for similar instruments, non-binding market consensus prices that are corroborated by observable market data, or various other methodologies, to determine the appropriate value at the measurement date.  We perform supplemental analysis to validate information obtained from these pricing services.  No adjustments were made to such pricing information as of September 1, 2016.

Proceeds from sales of available-for-sale securities for 2016, 2015, and 2014 were $2.31 billion, $1.49 billion, and $355 million, respectively.  Gross realized gains and losses from sales of available-for-sale securities were not material for any period presented.  As of September 1, 2016, there were no available-for-sale securities that had been in a loss position for longer than 12 months.

Restricted Cash

As of September 1, 2016 and September 3, 2015, we had certificates of deposit classified as restricted cash (included in other noncurrent assets) of $59 million and $45 million, respectively, valued using Level 2 fair value measurements.

Receivables

As of	2016	2015
Trade receivables	$1,765	$2,188
Income and other taxes	119	116
Other	184	203
	$2,068	$2,507

As of September 1, 2016 and September 3, 2015, other receivables included $53 million and $120 million, respectively, due from Intel for amounts related to product design and process development activities under cost-sharing agreements for NAND Flash and 3D XPointTM memory.

Inventories

As of	2016	2015
Finished goods	$899	$785
Work in process	1,761	1,315
Raw materials and supplies	229	240
	$2,889	$2,340

Property, Plant, and Equipment

As of	2015	Additions	Retirements and Other	2016
Land	$88	$—	$57	$145
Buildings (includes $271 as of 2015 and $347 as of 2016 for capital leases)	5,358	1,340	(45)	6,653
Equipment(1) (includes $1,192 as of 2015 and $1,374 as of 2016 for capital leases)	21,020	5,541	(651)	25,910
Construction in progress(2)	436	79	(40)	475
Software	373	51	(2)	422
	27,275	7,011	(681)	33,605
Accumulated depreciation (includes $717 as of 2015 and $492 as of 2016 for capital leases)	(16,721)	(2,863)	665	(18,919)
	$10,554	$4,148	$(16)	$14,686

(1)       Included costs related to equipment not placed into service of $1.47 billion and $928 million, as of September 1, 2016 and September 3, 2015, respectively.

(2)       Included building-related construction and tool installation costs on assets not placed into service.

Depreciation expense was $2.86 billion, $2.55 billion, and $1.99 billion for 2016, 2015, and 2014, respectively.  Other noncurrent assets included land held for development of $58 million as of September 3, 2015.  As of September 1, 2016, production equipment, buildings, and land with an aggregate carrying value of $1.97 billion were pledged as collateral under various notes payable.  Interest capitalized as part of the cost of property, plant, and equipment was $43 million, $20 million, and $4 million for 2016, 2015, and 2014, respectively.

Equity Method Investments

	2016		2015
As of	Investment Balance	Ownership Percentage	Investment Balance	Ownership Percentage
Inotera	$1,314	33%	$1,332	33%
Tera Probe	36	40%	38	40%
Other	14	Various	9	Various
	$1,364		$1,379

As of September 1, 2016, substantially all of our maximum exposure to loss from our VIEs that were not consolidated was the $1.31 billion carrying value of our investment in Inotera.  We may also incur losses in connection with our rights and obligations to purchase all of Inotera’s wafer production capacity under our supply agreement with Inotera.

We recognize our share of earnings or losses from our equity method investees generally on a two-month lag.  Included in our share of earnings for 2015 was $49 million related to Inotera’s full release of its valuation allowance against net deferred tax assets related to its net operating loss carryforward and the resulting tax provision in subsequent periods.  Equity in net income (loss) of equity method investees, net of tax, included the following:

For the year ended	2016	2015	2014
Inotera	$32	$445	$465
Tera Probe	(11)	1	11
Other	4	1	(2)
	$25	$447	$474

The summarized financial information in the tables below reflects aggregate amounts for our equity method investees.  Financial information is presented for equity method investments as of the respective dates and for the periods through which we recorded our proportionate share of each investee’s results of operations.  Summarized results of operations are presented only for the periods subsequent to the acquisition, or through the disposition of, our ownership interests.

As of	2016	2015
Current assets	$1,222	$1,980
Noncurrent assets	4,294	3,038
Current liabilities	604	436
Noncurrent liabilities	411	119

For the year ended	2016	2015	2014
Net sales	$1,671	$2,647	$3,382
Gross margin	155	1,253	1,576
Operating income	199	1,191	1,371
Net income	184	1,361	1,339

Inotera

We have partnered with Nanya in Inotera, a Taiwan DRAM memory company, since 2009.  In the second quarter of 2016, we entered into agreements to acquire the remaining interest in Inotera.  (See “Proposed Acquisition of Inotera” note.)  In 2014, Inotera issued 400 million common shares in a public offering at a price equal to 31.50 New Taiwan dollars per share, which was in excess of our carrying value per share.  As a result of the issuance, our ownership interest decreased from 35% to 33% and we recognized a non-operating gain of $93 million in 2014.

As of September 1, 2016, the market value of our equity interest in Inotera was $1.80 billion based on the closing trading price of 26.70 New Taiwan dollars per share in an active market.  As of September 1, 2016 and September 3, 2015, there were losses of $44 million and gains of $13 million, respectively, in accumulated other comprehensive income (loss) for cumulative translation adjustments from our equity investment in Inotera.

From January 2013 through December 2015, we purchased all of Inotera’s DRAM output under supply agreements at prices reflecting discounts from market prices for our comparable components.  Effective beginning on January 1, 2016, the price for DRAM products purchased by us is based on a formula that equally shares margin between Inotera and us.  We purchased $1.43 billion, $2.37 billion and $2.68 billion of DRAM products in 2016, 2015, and 2014 respectively.  The current supply agreement with Inotera has an initial three-year term, which commenced on January 1, 2016, followed by a three-year wind-down period.  Upon termination of the initial three-year term, the share of Inotera’s capacity we would purchase would decline over the wind-down period.  In 2016, we manufactured and sold specialized equipment to Inotera and recognized net sales of $55 million and margin of $16 million.

Tera Probe

In 2013, we acquired a 40% interest in Tera Probe, which provides semiconductor wafer testing and probe services to us and others.  In 2016 and 2015, we recorded impairment charges of $25 million and $10 million, respectively, within equity in net income (loss) of equity method investees to write down the carrying value of our investment in Tera Probe to its fair value based on its trading price (Level 1 fair value measurement).  As of September 1, 2016, our proportionate share of Tera Probe’s underlying equity exceeded our investment balance by $40 million, which is expected to be accreted to earnings over a weighted-average period of seven years.  We incurred manufacturing costs for services performed by Tera Probe of $70 million, $90 million, and $117 million in 2016, 2015, and 2014, respectively.

Other

Aptina:  We held an equity interest in Aptina until the fourth quarter of 2014, at which time we sold our interest and recognized a non-operating gain of $119 million.  For 2014, we recognized net sales of $43 million from products sold to and services performed for Aptina, and cost of goods sold of $37 million.

Intangible Assets and Goodwill

	2016		2015
As of	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Amortizing assets
Product and process technology	$757	$(402)	$864	$(416)
Other	1	—	2	(1)
	758	(402)	866	(417)
Non-amortizing assets
In-process R&D	108	—	—	—

	$866	$(402)	$866	$(417)

Goodwill(1)	$104		$23

(1)       Included in other noncurrent assets.

We perform an annual impairment assessment for goodwill and non-amortizing intangible assets in the fourth quarter of our fiscal year.

During 2016 and 2015, we capitalized $30 million and $98 million, respectively, for product and process technology with weighted-average useful lives of ten years and seven years, respectively.  Amortization expense was $117 million, $117 million, and $110 million for 2016, 2015, and 2014, respectively.  The expected annual amortization expense for intangible assets held as of September 1, 2016 is $107 million for 2017, $93 million for 2018, $46 million for 2019, $30 million for 2020, and $25 million for 2021.

In the first quarter of 2016, we acquired Tidal Systems, Ltd., a developer of PCIe NAND Flash storage controllers, to enhance our NAND Flash controller technology for $148 million.  In connection therewith, we recognized $108 million of in-process R&D; $81 million of goodwill, which was derived from expected cost reductions and other synergies and was assigned to our Storage Business Unit; and $41 million of deferred tax liabilities; which, in aggregate, represented substantially all of the purchase price.  The in-process R&D was valued using a replacement cost approach, which included inputs of reproduction cost, including developer’s profit, and opportunity cost.  We will begin amortizing the in-process R&D when development is complete, which is estimated to be in 2018, and will amortize it over its then estimated useful life.  The goodwill is not deductible for tax purposes.

Accounts Payable and Accrued Expenses

As of	2016	2015
Accounts payable	$1,186	$1,020
Property, plant, and equipment payables	1,649	577
Salaries, wages, and benefits	289	321
Related party payables	273	338
Customer advances	132	15
Income and other taxes	41	85
Other	309	255
	$3,879	$2,611

As of September 1, 2016 and September 3, 2015, related party payables included $266 million and $327 million, respectively, due to Inotera primarily for the purchase of DRAM products.  As of September 1, 2016 and September 3, 2015, related party payables also included $7 million and $11 million, respectively, due to Tera Probe for probe services performed.  (See “Equity Method Investments” note.)

As of September 1, 2016, customer advances included $108 million, and other noncurrent liabilities also included $107 million, for amounts received from Intel in 2016 under a Trade Non-Volatile Memory supply agreement.

Debt

			2016			2015
Instrument	Stated Rate(1)	Effective Rate(1)	Current	Long- Term	Total	Current	Long- Term	Total
MMJ creditor installment payments	N/A	6.25%	$189	$680	$869	$161	$701	$862
Capital lease obligations(2)	N/A	N/A	380	1,026	1,406	326	466	792
1.258% notes	1.258%	1.97%	87	131	218	87	217	304
2022 senior notes	5.875%	6.14%	—	590	590	—	589	589
2022 senior secured term loan B	6.640%	7.10%	5	730	735	—	—	—
2023 senior notes	5.250%	5.43%	—	990	990	—	988	988
2023 senior secured notes	7.500%	7.69%	—	1,237	1,237	—	—	—
2024 senior notes	5.250%	5.38%	—	546	546	—	545	545
2025 senior notes	5.500%	5.56%	—	1,139	1,139	—	1,138	1,138
2026 senior notes	5.625%	5.73%	—	446	446	—	446	446
2032C convertible senior notes(3)	2.375%	5.95%	—	204	204	—	197	197
2032D convertible senior notes(3)	3.125%	6.33%	—	154	154	—	150	150
2033E convertible senior notes(3)	1.625%	4.50%	—	168	168	217	—	217
2033F convertible senior notes(3)	2.125%	4.93%	—	271	271	264	—	264
2043G convertible senior notes	3.000%	6.76%	—	657	657	—	644	644
Other notes payable	2.485%	2.65%	95	185	280	34	171	205
			$756	$9,154	$9,910	$1,089	$6,252	$7,341

(1)  As of September 1, 2016.

(2)       Weighted-average imputed rate of 3.3% and 3.7% as of September 1, 2016 and September 3, 2015, respectively.

(3)       Since the closing price of our common stock for at least 20 trading days in the 30 trading day period ended on June 30, 2016 did not exceed 130% of the conversion price per share, these notes were not convertible by the holders during the calendar quarter ended September 30, 2016.  The closing price of our common stock exceeded the thresholds for the calendar quarter ended September 30, 2016; therefore, these notes are convertible by the holders through December 31, 2016.  The 2033 Notes were classified as current as of 2015 because the terms of these notes require us to pay cash for the principal amount of any converted notes and holders of these notes had the right to convert their notes as of that date.

		2016			2015
As of	Expected Remaining Term (Years)(1)	Outstanding Principal	Unamortized Discount and Debt Issuance Costs	Net Carrying Amount	Outstanding Principal	Unamortized Discount and Debt Issuance Costs	Net Carrying Amount
MMJ creditor installment payments	3	$985	$(116)	$869	$1,012	$(150)	$862
Capital lease obligations	4	1,406	—	1,406	792	—	792
1.258% Notes	2	231	(13)	218	323	(19)	304
2022 Notes	5	600	(10)	590	600	(11)	589
2022 Term Loan B	6	750	(15)	735	—	—	—
2023 Notes	7	1,000	(10)	990	1,000	(12)	988
2023 Secured Notes	7	1,250	(13)	1,237	—	—	—
2024 Notes	7	550	(4)	546	550	(5)	545
2025 Notes	8	1,150	(11)	1,139	1,150	(12)	1,138
2026 Notes	9	450	(4)	446	450	(4)	446
2032C Notes	3	223	(19)	204	224	(27)	197
2032D Notes	5	177	(23)	154	177	(27)	150
2033E Notes	1	176	(8)	168	233	(16)	217
2033F Notes	3	297	(26)	271	297	(33)	264
2043G Notes(2)	12	1,025	(368)	657	1,025	(381)	644
Other notes payable	3	281	(1)	280	205	—	205
		$10,551	$(641)	$9,910	$8,038	$(697)	$7,341

(1)       Expected remaining term for amortization of the remaining unamortized discount and debt issuance costs as of September 1, 2016.  Expected remaining term for capital lease obligations and other notes payable is the weighted-average remaining term.

(2)  The 2043G Notes have an original principal amount of $820 million that accretes up to $917 million through the expected term in November 2028 and $1.03 billion at maturity in 2043.  The discount is based on the principal at maturity.

The 2022 Term Loan B and 2023 Secured Notes are collateralized by substantially all of the assets of Micron and Micron Semiconductor Products, Inc. (“MSP”), a subsidiary of Micron, subject to certain permitted liens on such assets.  Included in our consolidated balance sheet as of September 1, 2016 were $5.37 billion of assets which collateralize these notes.  The 2022 Term Loan B and 2023 Secured Notes are structurally subordinated to the indebtedness and other liabilities of all of Micron’s subsidiaries that do not guarantee these debt obligations.  As of September 1, 2016, only MSP guarantees these notes.  Our convertible and other senior notes are unsecured obligations that rank equally in right of payment with all of our other existing and future unsecured indebtedness, and are effectively subordinated to all of our other existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness.  As of September 1, 2016, Micron had $5.17 billion of unsecured debt (net of unamortized discount and debt issuance costs), including all of its convertible notes and the 2022 Notes, 2023 Notes, 2024 Notes, 2025 Notes, and 2026 Notes, that was structurally subordinated to all liabilities of its subsidiaries, including trade payables.  Micron guarantees certain debt obligations of its subsidiaries, but does not guarantee the MMJ creditor installment payments.  Micron’s guarantees of its subsidiary debt obligations are unsecured obligations ranking equally in right of payment with all of Micron’s other existing and future unsecured indebtedness.

MMJ Creditor Installment Payments

Under the MMJ Companies’ corporate reorganization proceedings, which set forth the treatment of the MMJ Companies’ pre-petition creditors and their claims, the MMJ Companies were required to pay 200 billion yen, less certain expenses of the reorganization proceedings and other items, to their secured and unsecured creditors in seven annual installment payments (the “MMJ Creditor Installment Payments”).  The MMJ Creditor Installment Payments do not provide for interest and as a result of our acquisition of the MMJ Companies in 2013, we recorded the MMJ Creditor Installment Payments at fair value.  The fair-value discount is accreted to interest expense over the term of the installment payments.

Under the MMJ Companies’ corporate reorganization proceedings, the secured creditors of MMJ will recover 100% of the amount of their fixed claims in six annual installment payments through December 2018 and the unsecured creditors will recover at least 17.4% of the amount of their fixed claims in seven annual installment payments through December 2019.  The secured creditors of MAI were paid in full with a portion of the first installment payment made in October 2013, while the unsecured creditors of MAI will recover 19% of the amount of their claims in seven installment payments through December 2019.  The remaining portion of the unsecured claims of the creditors of the MMJ Companies not recovered pursuant to the corporate reorganization proceedings will be discharged, without payment, through December 2019.

The following table presents the remaining amounts of MMJ Creditor Installment Payments (stated in Japanese yen and U.S. dollars) and the amount of unamortized discount as of September 1, 2016:

2017	¥19,884	$192
2018	19,884	192
2019	29,507	285
2020	32,686	316
	101,961	985
Less unamortized discount	(12,121)	(116)
	¥89,840	$869

Pursuant to the terms of an Agreement on Support for Reorganization Companies that we entered into in the fourth quarter of 2012 with the trustees of the MMJ Companies’ pending corporate reorganization proceedings, we entered into a series of agreements with the MMJ Companies, including supply agreements, research and development services agreements, and general services agreements, which are intended to generate operating cash flows to meet the requirements of the MMJ Companies’ businesses, including the funding of the MMJ Creditor Installment Payments.

Capital Lease Obligations

In 2016, we recorded capital lease obligations aggregating $882 million, including $765 million related to equipment sale-leaseback transactions, at a weighted-average effective interest rate of 3.1%, with a weighted-average expected term of five years.  In 2015, we recorded capital lease obligations aggregating $324 million, including $291 million related to equipment sale-leaseback transactions, at a weighted-average effective interest rate of 3.2%, with a weighted-average expected term of four years.

1.258% Notes

In 2014, we issued $462 million in principal amount of the 1.258% Notes, which mature in January 2019.  The 1.258% Notes are collateralized by certain equipment, which had a carrying value of $22 million as of September 1, 2016.  The principal amount of the 1.258% Notes is payable in 10 semiannual installments in January and July of each year.  The Export-Import Bank of the United States (the “Ex-Im Bank”) guaranteed payment of all regularly scheduled installment payments of principal and interest on the 1.258% Notes, for which we paid $23 million.

The 1.258% Notes contain covenants which are customary for financings of this type, including negative covenants that limit or restrict our ability to create liens or dispose of the equipment securing the 1.258% Notes.  Events of default also include, among others, the occurrence of any event or circumstance that, in the reasonable judgment of Ex-Im Bank, is likely materially and adversely to affect our ability to perform any payment obligation, or any of our other material obligations under the indenture, the 1.258% Notes, or under any other related transaction documents to which Ex-Im Bank is a party.

Cash Redemption at Our Option:  At any time prior to the maturity date, we may redeem the 1.258% Notes, in whole or in part, at a price equal to the principal amount to be redeemed plus a make-whole premium as described in the indenture, together with accrued and unpaid interest.

Senior Notes

	Issuance Date	Maturity Date	Principal Issued
2022 Notes	Feb 2014	Feb 2022	$600
2023 Notes	Feb 2015	Aug 2023	1,000
2024 Notes	Apr 2015	Jan 2024	550
2025 Notes	Jul 2014	Feb 2025	1,150
2026 Notes	Apr 2015	Jan 2026	450

The senior notes above contain covenants that, among other things, limit, in certain circumstances, our ability and/or the ability of our domestic restricted subsidiaries (which are generally subsidiaries in the U.S. in which we own at least 80% of the voting stock) to (1) create or incur certain liens and enter into sale and lease-back transactions, (2) create, assume, incur, or guarantee certain additional secured indebtedness and unsecured indebtedness of our domestic restricted subsidiaries, and (3) consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets, to another entity.  These covenants are subject to a number of limitations, exceptions, and qualifications.

Cash Redemption at Our Option:  We have the option to redeem these notes.  The applicable redemption price will be determined as follows:

	Redemption Period Requiring Payment of:		Redemption up to 35% Using Cash Proceeds From an Equity Offering(3)
	Make-Whole(1)	Premium(2)	Date	Specified Price
2022 Notes	Prior to Feb 15, 2017	On or after Feb 15, 2017	Prior to Feb 15, 2017	105.875%
2023 Notes	Prior to Feb 1, 2018	On or after Feb 1, 2018	Prior to Feb 1, 2018	105.250%
2024 Notes	Prior to May 1, 2018	On or after May 1, 2018	Prior to May 1, 2018	105.250%
2025 Notes	Prior to Aug 1, 2019	On or after Aug 1, 2019	Prior to Aug 1, 2017	105.500%
2026 Notes	Prior to May 1, 2020	On or after May 1, 2020	Prior to May 1, 2018	105.625%

(1)       If we redeem prior to the applicable date, the price is principal plus a make-whole premium equal to the present value of the remaining scheduled interest payments as described in the applicable indenture, together with accrued and unpaid interest.

(2)       If we redeem on or after the applicable date, the price is principal plus a premium which declines over time as specified in the applicable indenture, together with accrued and unpaid interest.

(3)       If we redeem prior to the applicable date with net cash proceeds of one or more equity offerings, the price is equal to the amount specified above, together with accrued and unpaid interest, subject to a maximum redemption of 35% of the aggregate principal amount of the respective notes being redeemed.

2022 Senior Secured Term Loan B

On April 26, 2016, we entered into the 2022 Term Loan B and drew an aggregate principal amount of $750 million which is due April 2022. Issuance costs for the 2022 Term Loan B totaled $16 million, which included an original issue discount of 1% of the initial aggregate principal amount.

The 2022 Term Loan B bears interest, at our election, of either (1) a base rate plus 5.00%, which base rate is defined as the greatest of (a) the prime rate, (b) the federal funds rate plus 0.50%, or (c) a one-month London Interbank Offered Rate (“LIBOR”) plus 1.0%, or (2) an up to twelve-month LIBOR, subject to certain adjustments, plus 6.00%.  We may, from time to time, elect to convert outstanding term loans from one rate to another.  Principal payments are due quarterly beginning on September 30, 2016 in an amount equal to 0.25% of the initial aggregate principal amount with the balance due at maturity and may be prepaid without penalty.  Interest is payable at least quarterly, but may be monthly if we elect a monthly LIBOR rate.  We are also obligated to pay certain customary fees for a credit facility of this size and type.  On October 27, 2016, we amended our 2022 Term Loan B to reduce the margins added to the base rate from 5.00% to 2.75% and to the adjusted LIBOR rate from 6.00% to 3.75%.

The 2022 Term Loan B contains covenants that, among other things, limit, in certain circumstances, the ability of Micron and/or its domestic restricted subsidiaries, as defined above, to (1) create or incur certain liens and enter into sale-leaseback financing transactions; (2) in the case of domestic restricted subsidiaries, create, assume, incur, or guarantee additional indebtedness; and (3) in the case of Micron, consolidate or merge with or into, or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of its assets, to another entity.  These covenants are subject to a number of limitations, exceptions, and qualifications.  The 2022 Term Loan B is guaranteed by MSP and collateralized by substantially all of the assets of MSP.

2023 Senior Secured Notes

On April 26, 2016, we issued $1.25 billion in principal amount of 2023 Secured Notes due September 2023.  Issuance costs for the 2023 Secured Notes totaled $13 million.

The 2023 Secured Notes contain covenants that, among other things, limit, in certain circumstances, the ability of Micron and/or its domestic restricted subsidiaries to (1) create or incur certain liens and enter into sale-leaseback financing transactions; (2) in the case of domestic restricted subsidiaries, create, assume, incur, or guarantee additional indebtedness; and (3) in the case of Micron, consolidate or merge with or into, or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of its assets, to another entity.  These covenants are subject to a number of limitations, exceptions, and qualifications.  The 2023 Secured Notes are guaranteed by MSP and collateralized by substantially all of the assets of MSP.

Cash Redemption at Our Option:  Prior to April 15, 2019, we may redeem the 2023 Secured Notes at a price equal to the principal amount thereof, plus a “make-whole” premium as described in the indenture governing the 2023 Secured Notes, together with accrued and unpaid interest.  On or after April 15, 2019, we may redeem the 2023 Secured Notes, in whole or in part, at prices above the principal amount that decline over time, as specified in the indenture, together with accrued and unpaid interest.  Additionally, prior to April 15, 2019, we may use the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the 2023 Secured Notes at a price equal to 107.5% of the principal amount together with accrued and unpaid interest.

Convertible Senior Notes

Accounting standards for convertible debt instruments that may be fully or partially settled in cash upon conversion require the debt and equity components to be separately accounted for in a manner that reflects a nonconvertible borrowing rate when interest expense is recognized in subsequent periods.  The amount initially recorded as debt is based on the fair value of the debt component as a standalone instrument, determined using an interest rate for similar nonconvertible debt issued by entities with credit ratings similar to ours at the time of issuance.  The difference between the debt recorded at inception and its principal amount is accreted to principal through interest expense over the estimated life of the note.

As of September 1, 2016, the trading price of our common stock was higher than the initial conversion prices of our 2032 Notes and our 2033 Notes.  As a result, the conversion values were in excess of principal amounts for such notes.  The following table summarizes our convertible notes outstanding as of September 1, 2016:

	Holder Put Date(1)	Outstanding Principal	Underlying Shares	Conversion Price Per Share	Conversion Price Per Share Threshold(2)	Conversion Value in Excess of Principal(3)
2032C Notes	May 2019	$223	23	$9.63	$12.52	$163
2032D Notes	May 2021	177	18	9.98	12.97	118
2033E Notes	February 2018	176	16	10.93	14.21	91
2033F Notes	February 2020	297	27	10.93	14.21	155
2043G Notes	November 2028	1,025	35	29.16	37.91	—
		$1,898	119			$527

(1)

The terms of our convertible notes give holders the right to require us to repurchase all or a portion of their notes at a date prior to the contractual maturities of the notes at a price equal to the principal amount thereof plus accrued interest.

(2)

Holders have the right to convert all or a portion of their notes at a date prior to the contractual maturity if, during any calendar quarter, the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price. The closing price of our common stock exceeded the thresholds for the calendar quarter ended September 30, 2016 for our 2032 Notes and 2033 Notes; therefore, those notes are convertible by the holders through December 31, 2016.

(3)	Based on our closing share price of $16.64 as of September 1, 2016.

Carrying amounts of the equity components of our convertible notes, which are included in additional capital in the accompanying consolidated balance sheets, were as follows:

As of	2016	2015
2032C Notes	$41	$41
2032D Notes	35	35
2033E Notes (excludes $16 million as of 2015 in mezzanine equity)	18	8
2033F Notes (excludes $33 million as of 2015 in mezzanine equity)	41	8
2043G Notes	173	173
	$308	$265

Interest expense for our convertible notes, consisting of contractual interest and amortization of discount and issuance costs, aggregated $87 million, $101 million, and $132 million for 2016, 2015, and 2014, respectively.  Interest expense by note was as follows:

	Contractual Interest			Amortization of Discount and Issuance Costs
For the year ended	2016	2015	2014	2016	2015	2014
2032C Notes	$5	$8	$11	$7	$9	$12
2032D Notes	6	9	13	4	6	8
2033E Notes	3	5	5	5	7	7
2033F Notes	6	6	6	7	7	6
2043G Notes	31	31	24	13	13	9
Other notes	—	—	7	—	—	24
	$51	$59	$66	$36	$42	$66

2032C and 2032D Notes:  Our 2032 Notes were issued in 2012 and are due in May 2032.  The initial conversion rate for the 2032C Notes is 103.8907 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.63 per share of common stock.  The initial conversion rate for the 2032D Notes is 100.1803 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.98 per share of common stock.  Interest is payable in May and November of each year.

Conversion Rights:  Holders may convert their 2032 Notes under the following circumstances: (1) if the 2032 Notes are called for redemption; (2) during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price of the 2032 Notes (approximately $12.52 per share for the 2032C Notes and $12.97 per share for the 2032D Notes); (3) if the trading price of the 2032 Notes is less than 98% of the product of the closing price of our common stock and the conversion rate of the 2032 Notes during the periods specified in the indenture; (4) if specified distributions or corporate events occur, as set forth in the indenture for the 2032 Notes; or (5) at any time after February 1, 2032.

We have the option to pay cash, issue shares of common stock, or any combination thereof for the aggregate amount due upon conversion.  It is our current intent to settle the principal amount of the 2032 Notes in cash upon any conversion.  As a result, only the amounts payable in excess of the principal amounts upon conversion of the 2032 Notes are considered in diluted earnings per share under the treasury stock method.

Cash Redemption at Our Option:  We may redeem for cash the 2032C Notes on or after May 1, 2016 and the 2032D Notes on or after May 1, 2017 if the volume weighted average price of our common stock has been at least 130% of the conversion price for at least 20 trading days during any 30 consecutive trading day period.  The redemption price will equal the principal amount plus accrued and unpaid interest.  If we redeem the 2032C Notes prior to May 4, 2019, or the 2032D Notes prior to May 4, 2021, we will also pay a make-whole premium in cash equal to the present value of all remaining scheduled payments of interest from the redemption date to May 4, 2019 for the 2032C Notes, or to May 4, 2021 for the 2032D Notes, using a discount rate equal to 1.5%.

Cash Repurchase at the Option of the Holder:  We may be required by the holders of the 2032 Notes to repurchase for cash all or a portion of the 2032C Notes on May 1, 2019 and all or a portion of the 2032D Notes on May 1, 2021 at a price equal to the principal amount plus accrued and unpaid interest.  Upon a change in control or a termination of trading, as defined in the indenture, holders of the 2032 Notes may require us to repurchase for cash all or a portion of their 2032 Notes at a price equal to the principal amount plus accrued and unpaid interest.

2033E and 2033F Notes:  Our 2033 Notes were issued in 2013 and are due in February 2033.  The initial conversion rate for the 2033 Notes is 91.4808 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $10.93 per share of common stock.  Interest is payable in February and August of each year.

Conversion Rights:  Holders may convert their 2033 Notes under the following circumstances: (1) if the 2033 Notes are called for redemption; (2) during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price of the 2033 Notes (approximately $14.21 per share); (3) if the trading price of the 2033 Notes is less than 98% of the product of the closing price of our common stock and the conversion rate of the 2033 Notes during the periods specified in the indenture; (4) if specified distributions or corporate events occur, as set forth in the indenture for the 2033 Notes; or (5) at any time after November 15, 2032.

Upon conversion, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and cash, shares of common stock or a combination of cash and shares of common stock, at our option, for any remaining conversion obligation.  As a result, only the amounts payable in excess of the principal amounts upon conversion of the 2033 Notes are considered in diluted earnings per share under the treasury stock method.

Cash Redemption at Our Option:  We may redeem for cash the 2033E Notes on or after February 20, 2018 and the 2033F Notes on or after February 20, 2020 at a price equal the principal amount plus accrued and unpaid interest.

Cash Repurchase at the Option of the Holder:  We may be required by the holders of the 2033 Notes to repurchase for cash all or a portion of the 2033E Notes on February 15, 2018 and on February 15, 2023 and all or a portion of the 2033F Notes on February 15, 2020 and on February 15, 2023 at a price equal to the principal amount plus accrued and unpaid interest.  Upon a change in control or a termination of trading, as defined in the indenture, holders of the 2033 Notes may require us to repurchase for cash all or a portion of their 2033 Notes at a price equal to the principal amount plus accrued and unpaid interest.

2043G Notes:  Our 2043G Notes were issued in 2014 and are due in November 2043.  Each $1,000 of principal amount at maturity had an original issue price of $800.  An amount equal to the difference between the original issue price and the principal amount at maturity will accrete in accordance with a schedule set forth in the indenture.  The original principal amount of $820 million accretes up to $1.03 billion at maturity in 2043.  The initial conversion rate for the 2043G Notes is 34.2936 shares of common stock per $1,000 principal amount at maturity, equivalent to an initial conversion price of approximately $29.16 per share of common stock.  Interest is payable in May and November of each year.

Conversion Rights:  Holders may convert their 2043G Notes under the following circumstances: (1) if the 2043G Notes are called for redemption; (2) during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price of the 2043G Notes (approximately $37.91 per share); (3) if the trading price of the 2043G Notes is less than 98% of the product of the closing price of our common stock and the conversion rate of the 2043G Notes during the periods specified in the indenture; (4) if specified distributions or corporate events occur, as set forth in the indenture; or (5) at any time after August 15, 2043.

We have the option to pay cash, issue shares of common stock or any combination thereof, for the aggregate amount due upon conversion.  It is our current intent to settle in cash the principal amount of the 2043G Notes upon conversion.  As a result, the dilutive effect of the 2043G Notes in earnings per share is computed under the treasury stock method.

Cash Redemption at Our Option:  Prior to November 20, 2018, we may redeem for cash the 2043G Notes if the volume weighted average price of our common stock has been at least 130% of the conversion price for at least  20 trading days during any 30 consecutive trading day period.  The redemption price will equal the principal amount at maturity plus accrued and unpaid interest.  On or after November 20, 2018, we may redeem for cash the 2043G Notes without regard to the closing price of our common stock at a price equal the accreted principal amount plus accrued and unpaid interest.  If we redeem the 2043G Notes prior to November 20, 2018, we are required to pay in cash a make-whole premium as specified in the indenture.

Cash Repurchase at the Option of the Holder:  Holders of the 2043G Notes may require us to repurchase for cash all or a portion of the 2043G Notes on November 15, 2028 at a price equal to the accreted principal amount of $917 million plus accrued and unpaid interest.  Holders of the 2043G Notes may also require us to repurchase for cash all or a portion of their 2043G Notes at a price equal to the accreted principal amount plus accrued and unpaid interest upon a change in control or a termination of trading, as defined in the indenture.

Other Facilities

Revolving Credit Facilities:  On February 12, 2015, we entered into a senior five-year revolving credit facility.  Under this credit facility, we can draw up to the lesser of $750 million or 80% of the net outstanding balance of certain trade receivables, as defined in the facility agreement.  Any amounts drawn are collateralized by a security interest in such trade receivables.  The credit facility contains customary covenants and conditions, including as a funding condition the absence of any event or circumstance that has a material adverse effect on certain of our operations, assets, prospects, business, or condition, and including negative covenants that limit or restrict our ability to create liens on, or dispose of, the collateral underlying the obligations under this facility.  Interest is payable on any outstanding principal balance at a variable rate equal to the LIBOR plus an applicable margin ranging between 1.75% to 2.25%, depending upon the utilized portion of the facility.  On April 16, 2015, we drew $75 million under this facility.  As of September 1, 2016, $75 million of principal was outstanding under this facility and $488 million was available for us to draw.

In connection with entering into the 2022 Term Loan B, on April 25, 2016, we terminated our revolving credit facility that was entered into on December 2, 2014, and repaid the $50 million outstanding principal amount.

Other:  On May 28, 2015, we entered into a term loan agreement to obtain financing collateralized by certain property, plant, and equipment.  On June 18, 2015, we drew $40 million under this arrangement.  On December 1, 2015, we drew the remaining $174 million available under the facility.  Amounts drawn are subject to a three-year loan, with equal quarterly principal payments beginning December 2015 and accrue interest at a variable rate equal to the three-month LIBOR plus a margin not to exceed 2.2%.  As of September 1, 2016, the outstanding balance was $155 million.

Debt Restructure

2016 Debt Restructure:  In 2016, we repurchased $57 million in aggregate principal amount of our 2033E Notes, which had a carrying value of $54 million, for $94 million in cash.  The liability and equity components of the repurchased notes had previously been stated separately within debt and equity in our consolidated balance sheet.  As a result, the repurchase decreased the carrying value of debt by $54 million and equity by $38 million.

2015 Debt Restructure:  In 2015, we consummated a number of transactions to restructure our debt, including conversions and settlements, repurchases of convertible notes, issuances of non-convertible notes, and the early repayment of a note.  The following table presents the effect of each of the actions in 2015:

	Increase (Decrease) in Principal	Increase (Decrease) in Carrying Value	Increase (Decrease) in Cash	(Decrease) in Equity	(Loss)(1)
Conversions and settlements	$(121)	$(367)	$(408)	$(15)	$(22)
Repurchases	(368)	(319)	(1,019)	(676)	(22)
Issuances	2,000	1,979	1,979	—	—
Early repayment	(121)	(115)	(122)	—	(5)
	$1,390	$1,178	$430	$(691)	$(49)

(1)       Included in other non-operating expense.

•                  Conversions and Settlements:  Holders of substantially all of our then remaining 2031B Notes with an aggregate principal amount of $114 million converted their notes in August 2014.  As a result of our election to settle the conversion amounts entirely in cash, the settlement obligations became derivative debt liabilities, increasing the carrying value of the 2031B Notes by $275 million in 2014 before being settled in 2015 for an aggregate of $389 million in cash.  Additionally, holders converted $7 million principal amount of our 2033E Notes and we settled the conversions in cash for $19 million in 2015.

•                  Repurchases:  Repurchased $368 million in aggregate principal amount of our 2032C Notes, 2032D Notes, 2033E Notes, and 2033F Notes.

•                  Issuance:  Issued $2.00 billion in aggregate principal amounts of 2023 Notes, 2024 Notes, and 2026 Notes.

2014 Debt Restructure: In 2014, we consummated a number of transactions to restructure our debt, including exchanges, conversions and settlements, repurchases of convertible notes, issuances of non-convertible notes, and early repayments of notes.  The following table presents the net effect of each of the actions:

	Increase (Decrease) in Principal	Increase (Decrease) in Carrying Value	Increase (Decrease) in Cash	(Decrease) in Equity	(Loss)(1)
Exchanges	$585	$282	$—	$(238)	$(49)
Conversions and settlements	(770)	(434)	(1,446)	(886)	(130)
Repurchases	(320)	(264)	(857)	(567)	(23)
Issuances	2,212	2,157	2,157	—	—
Early repayments	(336)	(332)	(339)	—	(3)
	$1,371	$1,409	$(485)	$(1,691)	$(205)

(1)       $184 million included in other non-operating expense and $21 million included in interest expense

•                  Exchanges:  Exchanged $440 million in aggregate principal amount of our 2027 Notes, 2031A Notes, and 2031B Notes into $1.03 billion principal amount at maturity of 2043G Notes.

•                  Conversions and Settlements:  Holders of substantially all of our remaining 2014 Notes, 2027 Notes, and 2031A Notes (with an aggregate principal amount of $770 million) converted their notes and we settled the conversions in cash for $1.45 billion.  Holders of substantially all of our remaining 2031B Notes converted their notes in August 2014.  As a result of our election to settle the conversion amounts entirely in cash, the settlement obligations became derivative debt liabilities, increasing the carrying value of the 2031B Notes by $275 million in 2014 before being cash settled in 2015.

•                  Repurchases:  Repurchased $320 million in aggregate principal amount of our convertible 2031B Notes, 2032C Notes, and 2032D Notes for an aggregate of $857 million in cash.

•                  Issuances:  Issued $600 million in principal amount of our 2022 Notes, $1.15 billion in principal amount of our 2025 Notes, and $462 million in principal amount of our 1.258% Notes.

•                  Early Repayments:  Repaid $332 million of notes and capital leases prior to their scheduled maturities.

Maturities of Notes Payable and Future Minimum Lease Payments

As of September 1, 2016, maturities of notes payable (including the MMJ Creditor Installment Payments) and future minimum lease payments under capital lease obligations were as follows:

	Notes Payable	Capital Lease Obligations
2017	$387	$423
2018	545	372
2019	562	315
2020	696	211
2021	185	73
2022 and thereafter	6,663	147
Unamortized discounts and interest, respectively	(534)	(135)
	$8,504	$1,406

Commitments

As of September 1, 2016, we had commitments of approximately $780 million for the acquisition of property, plant, and equipment.  We lease certain facilities and equipment under operating leases, for which expense was $46 million, $48 million, and $57 million for 2016, 2015, and 2014, respectively.  Minimum future operating lease commitments (including amounts attributed to the embedded operating lease in our Inotera supply agreement) as of September 1, 2016 were as follows:

2017	$419
2018	400
2019	127
2020	15
2021	11
2022 and thereafter	29
$1,001

Contingencies

We have accrued a liability and charged operations for the estimated costs of adjudication or settlement of various asserted and unasserted claims existing as of the applicable balance sheet dates, including those described below.  We are currently a party to other legal actions arising from the normal course of business, none of which is expected to have a material adverse effect on our business, results of operations, or financial condition.

Patent Matters

As is typical in the semiconductor and other high-tech industries, from time to time others have asserted, and may in the future assert, that our products or manufacturing processes infringe their intellectual property rights.

On November 21, 2014, Elm 3DS Innovations, LLC (“Elm”) filed a patent infringement action against Micron, MSP, and Micron Consumer Products Group, Inc. in the U.S. District Court for the District of Delaware.  On March 27, 2015, Elm filed an amended complaint against the same entities.  The amended complaint alleges that unspecified semiconductor products of ours that incorporate multiple stacked die infringe thirteen U.S. patents and seeks damages, attorneys’ fees, and costs.

On December 15, 2014, Innovative Memory Solutions, Inc. filed a patent infringement action against Micron in the U.S. District Court for the District of Delaware.  The complaint alleges that a variety of our NAND Flash products infringe eight U.S. patents and seeks damages, attorneys’ fees, and costs.

On June 24, 2016, the President and Fellows of Harvard University filed a patent infringement action against Micron in the U.S. District Court for the District of Massachusetts.  The complaint alleges that a variety of our DRAM products infringe two U.S. patents and seeks damages, injunctive relief, and other unspecified relief.

Among other things, the above lawsuits pertain to certain of our DDR DRAM, DDR2 DRAM, DDR3 DRAM, DDR4 DRAM, SDR SDRAM, PSRAM, RLDRAM, LPDRAM, NAND Flash, and certain other memory products we manufacture, which account for a significant portion of our net sales.

We are unable to predict the outcome of assertions of infringement made against us and therefore cannot estimate the range of possible loss.  A determination that our products or manufacturing processes infringe the intellectual property rights of others or entering into a license agreement covering such intellectual property could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes.  Any of the foregoing could have a material adverse effect on our business, results of operations, or financial condition.

Qimonda

On January 20, 2011, Dr. Michael Jaffé, administrator for Qimonda insolvency proceedings, filed suit against Micron and Micron Semiconductor B.V., our Netherlands subsidiary (“Micron B.V.”), in the District Court of Munich, Civil Chamber.  The complaint seeks to void under Section 133 of the German Insolvency Act a share purchase agreement between Micron B.V. and Qimonda signed in fall 2008 pursuant to which Micron B.V. purchased substantially all of Qimonda’s shares of Inotera Memories, Inc. (the “Inotera Shares”), which represents approximately 55% of our total shares in Inotera as of September 1, 2016, and seeks an order requiring us to re-transfer those shares to the Qimonda estate.  The complaint also seeks, among other things, to recover damages for the alleged value of the joint venture relationship with Inotera and to terminate under Sections 103 or 133 of the German Insolvency Code a patent cross-license between us and Qimonda entered into at the same time as the share purchase agreement.

Following a series of hearings with pleadings, arguments, and witnesses on behalf of the Qimonda estate, on March 13, 2014, the Court issued judgments:  (1) ordering Micron B.V. to pay approximately $1 million in respect of certain Inotera shares sold in connection with the original share purchase; (2) ordering Micron B.V. to disclose certain information with respect to any Inotera Shares sold by it to third parties; (3) ordering Micron B.V. to disclose the benefits derived by it from ownership of the Inotera Shares, including in particular, any profits distributed on such shares and all other benefits; (4) denying Qimonda’s claims against Micron for any damages relating to the joint venture relationship with Inotera; and (5) determining that Qimonda’s obligations under the patent cross-license agreement are canceled.  In addition, the Court issued interlocutory judgments ordering, among other things:  (1) that Micron B.V. transfer to the Qimonda estate the Inotera Shares still owned by it and pay to the Qimonda estate compensation in an amount to be specified for any Inotera Shares sold to third parties; and (2) that Micron B.V. pay the Qimonda estate as compensation an amount to be specified for benefits derived by it from ownership of the Inotera Shares.  The interlocutory judgments have no immediate, enforceable effect on us, and, accordingly, we expect to be able to continue to operate with full control of the Inotera Shares subject to further developments in the case.  We have filed a notice of appeal, and the parties have submitted briefs to the appeals court.

We are unable to predict the outcome of the matter and therefore cannot estimate the range of possible loss.  The final resolution of this lawsuit could result in the loss of the Inotera Shares or monetary damages, unspecified damages based on the benefits derived by Micron B.V. from the ownership of the Inotera Shares, and/or the termination of the patent cross-license, which could have a material adverse effect on our business, results of operation, or financial condition.  As of September 1, 2016, the Inotera Shares had a carrying value in equity method investments of $674 million and a market value of $996 million.

Other

In the normal course of business, we are a party to a variety of agreements pursuant to which we may be obligated to indemnify the other party.  It is not possible to predict the maximum potential amount of future payments under these types of agreements due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement.  Historically, our payments under these types of agreements have not had a material adverse effect on our business, results of operations, or financial condition.

Redeemable Convertible Notes

Under the terms of the indentures governing the 2033 Notes, upon conversion, we would be required to pay cash equal to the lesser of (1) the aggregate principal amount or (2) the conversion value of the notes being converted.  To the extent the conversion value exceeds the principal amount, we could pay cash, shares of common stock, or a combination thereof, at our option, for the amount of such excess.  The 2033 Notes were convertible at the option of the holders as of September 3, 2015 and the aggregate difference between the principal amount and the carrying value of $49 million was classified as redeemable convertible notes in the accompanying consolidated balance sheet.  Due to declines in the trading price of our common stock during 2016, the closing price of our common stock did not meet or exceed the thresholds for the calendar quarter ended June 30, 2016; therefore, the 2033 Notes were not convertible by the holders during the calendar quarter ended September 30, 2016. As a result, in 2016, the 2033 Notes were classified as noncurrent debt and the aggregate difference between the principal amount and the carrying value were reclassified from redeemable convertible notes to additional capital.

The closing price of our common stock exceeded the thresholds for the calendar quarter ended September 30, 2016; therefore, the 2033 Notes, as well as the 2032 Notes, are convertible by the holders through December 31, 2016.

Equity

Micron Shareholders’ Equity

Common Stock Repurchases:  Our Board of Directors has authorized the discretionary repurchase of up to $1.25 billion of our outstanding common stock, which may be made in open-market purchases, block trades, privately-negotiated transactions, or derivative transactions.  Through 2016, we had repurchased 49 million shares for $956 million (including commissions) through open-market transactions pursuant to such authorization, which were recorded as treasury stock.  Further repurchases are subject to market conditions and our ongoing determination of the best use of available cash.

Outstanding Capped Calls:  We have capped calls intended to reduce the effect of potential dilution from our convertible notes.  The capped calls provide for our receipt of cash or shares, at our election, from our counterparties if the trading price of our stock is above strike prices on their expiration dates.  The amounts receivable vary based on the trading price of our stock, up to the cap prices.  As of September 1, 2016, the dollar value of cash or shares that we would receive from capped calls upon their expiration date ranges from $0, if the trading price of our stock is below strike prices for all capped calls, to $719 million, if the trading price of our stock is at or above the cap prices for all capped calls.  Settlement of the capped calls prior to the expiration dates may be for an amount less than the maximum value at expiration.  We paid $103 million in 2012 to purchase the 2032 Capped Calls and $48 million in 2013 to purchase the 2033 Capped Calls.  The amounts paid were recorded as charges to additional capital.

The following table presents information related to outstanding capped calls as of September 1, 2016:

Capped		Strike	Cap Price Range		Underlying Common	Value at Expiration
Calls	Expiration Dates	Price	Low	High	Shares	Minimum	Maximum
2032C	Nov 2016 – Nov 2017	$9.80	$14.62	$15.69	50	$—	$279
2032D	Nov 2016 – May 2018	10.16	14.62	16.04	44	—	244
2033E	Jan 2018 – Feb 2018	10.93	14.51	14.51	27	—	98
2033F	Jan 2020 – Feb 2020	10.93	14.51	14.51	27	—	98
					148	$—	$719

Expiration and Unwind of Capped Calls:  A portion of our 2032C Capped Calls and 2031 Capped Calls expired in 2016.  We elected share settlement and received 2 million shares of our stock, equal to a value of $23 million, based on the trading stock price at the time of expiration.  The shares received were recorded as treasury stock.  A portion of our 2031 Capped Calls expired in 2015.  We elected share settlement and received 3 million shares of our stock, equal to a value of $50 million based on the trading stock price at the time of expiration.  In 2014, we and the counterparties agreed to terminate and unwind a portion of our 2031 Capped Calls.  We elected share settlement and received 3 million shares of our stock, equal to a value of  approximately $86 million based on the trading stock price at the time of the unwind.  The shares received in 2014 were retired from treasury stock in 2014.

Shareholder Rights Plan:  On July 20, 2016, our board of directors adopted a Section 382 Rights Agreement (the “Rights Agreement”), under which our shareholders of record as of the close of business on August 1, 2016 received one right for each share of common stock outstanding.  The Rights Agreement is intended to avoid an ownership change, as defined by Section 382 of the Internal Revenue Code of 1986, as amended, and thereby preserve our current ability to utilize certain net operating loss and credit carryforwards.  In general, an ownership change will occur when the percentage of our ownership by one or more 5% shareholders has increased by more than 50% at any time during the prior three years.  Pursuant to the Rights Agreement, if a shareholder (or group) acquires beneficial ownership of 4.99% or more of the outstanding shares of our common stock without prior approval of our Board of Directors or without meeting certain customary exceptions, the rights would become exercisable and entitle shareholders (other than the acquiring shareholder or group) to purchase additional shares of our common stock at a significant discount and result in significant dilution in the economic interest and voting power of acquiring shareholder or group.  Although the Rights Agreement is intended to reduce the likelihood of an ownership change that could adversely affect us, there is no assurance that the Rights Agreement will prevent all transfers that could result in such an ownership change.  The Rights Agreement is subject to shareholder approval at the Company’s Fiscal 2016 Annual Meeting of Shareholders.  If not approved by the shareholders, the Rights Agreement will terminate on July 19, 2017.

Accumulated Other Comprehensive Income (Loss):  Changes in accumulated other comprehensive income (loss) by component for the year ended September 1, 2016, were as follows:

	Cumulative Foreign Currency Translation Adjustments	Gains (Losses) on Derivative Instruments, Net	Gains (Losses) on Investments, Net	Pension Liability Adjustments	Total
Balance as of September 3, 2015	$—	$(5)	$(3)	$21	$13
Other comprehensive income (loss)	(49)	10	3	(13)	(49)
Amount reclassified out of accumulated other comprehensive income	—	(3)	—	(1)	(4)
Tax effects	—	—	—	5	5
Other comprehensive income (loss)	(49)	7	3	(9)	(48)
Balance as of September 1, 2016	$(49)	$2	$—	$12	$(35)

Noncontrolling Interests in Subsidiaries

	2016		2015
As of	Noncontrolling Interest Balance	Noncontrolling Interest Percentage	Noncontrolling Interest Balance	Noncontrolling Interest Percentage
IMFT	$832	49%	$829	49%
MP Mask	—	—%	93	50%
Other	16	Various	15	Various
	$848		$937

IMFT:  Since IMFT’s inception in 2006, we have owned 51% of IMFT, a joint venture between us and Intel that manufactures NAND Flash and 3D XPoint memory products exclusively for the members.  The members share the output of IMFT generally in proportion to their investment.  IMFT is governed by a Board of Managers, for which the number of managers appointed by each member varies based on the members’ respective ownership interests.  The IMFT joint venture agreement extends through 2024 and includes certain buy-sell rights.  On January 5, 2016, we amended the IMFT joint venture agreement to change the dates of the buy-sell rights.  Pursuant to the amendment, commencing in January 2016, Intel can put to us, and commencing in January 2019, we can call from Intel, Intel’s interest in IMFT, in either case, for an amount equal to the noncontrolling interest balance attributable to Intel at such time either member exercises its right.  If Intel exercises its put right, we can elect to set the closing date of the transaction to be any time within two years following such election by Intel and can elect to receive financing of the purchase price from Intel for one to two years from the closing date.

IMFT manufactures memory products using designs and technology we develop with Intel.  We generally share with Intel the costs of product design and process development activities for NAND Flash and 3D XPoint memory.  Our R&D expenses were reduced by reimbursements from Intel of $205 million, $224 million, and $137 million for 2016, 2015, and 2014, respectively.

Our sales include Non-Trade Non-Volatile Memory, which primarily consists of products sold to Intel through our IMFT joint venture at long-term negotiated prices approximating cost.  Non-Trade Non-Volatile Memory sales were $501 million, $463 million, and $475 million for 2016, 2015, and 2014, respectively.

The following table presents the assets and liabilities of IMFT included in our consolidated balance sheets:

As of	2016	2015
Assets
Cash and equivalents	$98	$134
Receivables	89	79
Inventories	68	65
Other current assets	6	7
Total current assets	261	285
Property, plant, and equipment, net	1,792	1,768
Other noncurrent assets	50	49
Total assets	$2,103	$2,102

Liabilities
Accounts payable and accrued expenses	$175	$182
Deferred income	7	9
Current debt	16	22
Total current liabilities	198	213
Long-term debt	66	49
Other noncurrent liabilities	94	100
Total liabilities	$358	$362

Amounts exclude intercompany balances that were eliminated in our consolidated balance sheets.

Creditors of IMFT have recourse only to IMFT’s assets and do not have recourse to any other of our assets.

The following table presents IMFT’s distributions to and contributions from its members:

For the year ended	2016	2015	2014
IMFT distributions to Micron	$36	$6	$10
IMFT distributions to Intel	34	6	10
Micron contributions to IMFT	38	148	106
Intel contributions to IMFT	37	142	102

MP Mask:  In 2006, we formed a joint venture with Photronics to produce photomasks for leading-edge and advanced next generation semiconductors.  Through May 5, 2016, we and Photronics each owned approximately 50% of MP Mask.  We purchased a substantial majority of the photomasks produced by MP Mask pursuant to a supply arrangement.  On May 5, 2016 we acquired Photronics’ interest in MP Mask for $93 million, at which time MP Mask ceased to be a variable interest entity and became a wholly-owned subsidiary.

The assets and liabilities of MP Mask included in our September 3, 2015 consolidated balance sheets were as follows:

As of	2015
Current assets	$21
Noncurrent assets (primarily property, plant, and equipment)	180
Current liabilities	21

Amounts exclude intercompany balances that were eliminated in our consolidated balance sheets.

MMT:  As of August 29, 2013, noncontrolling interests in MMT were 11%.  In 2014, we purchased additional interests in MMT for an aggregate of $146 million.  As of August 28, 2014, noncontrolling interests in MMT were less than 1%.  As a result of the purchases of MMT shares in 2014, in aggregate, noncontrolling interests decreased by $180 million and additional capital increased by $34 million.

Restrictions on Net Assets

As a result of the corporate reorganization proceedings of the MMJ Companies initiated in March 2012, and for so long as such proceedings continue, the MMJ Group is subject to certain restrictions on dividends, loans, and advances.  In addition, our ability to access IMFT’s cash and other assets through dividends, loans, or advances, including to finance our other operations, is subject to agreement by Intel.  As a result, our total restricted net assets (net assets less intercompany balances and noncontrolling interests) as of September 1, 2016 were $3.21 billion for the MMJ Group and $913 million for IMFT, which included cash and equivalents of $896 million for the MMJ Group and $98 million for IMFT.

As of September 1, 2016, our retained earnings included undistributed earnings from our equity method investees of $272 million.

Fair Value Measurements

Accounting standards establish three levels of inputs that may be used to measure fair value: quoted prices in active markets for identical assets or liabilities (referred to as Level 1), inputs other than Level 1 that are observable for the asset or liability either directly or indirectly (referred to as Level 2), and unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities (referred to as Level 3).

All of our marketable debt and equity investments (excluding equity method investments) were classified as available-for-sale and carried at fair value.  In connection with our repurchases of debt in 2016, 2015, and 2014, we determined the fair value of the debt components of our convertible notes as if they were stand-alone instruments, using interest rates for similar nonconvertible debt issued by entities with credit ratings comparable to ours (Level 2).

Amounts reported as cash and equivalents, receivables, and accounts payable and accrued expenses approximate fair value.  The estimated fair value and carrying value of debt instruments (carrying value excludes the equity and mezzanine equity components of our convertible notes) were as follows:

	2016		2015
As of	Fair Value	Carrying Value	Fair Value	Carrying Value
Notes and MMJ creditor installment payments	$7,257	$7,050	$5,020	$5,077
Convertible notes	2,408	1,454	2,508	1,472

The fair values of our convertible notes were determined based on inputs that were observable in the market or that could be derived from, or corroborated with, observable market data, including the trading price of our convertible notes when available, our stock price, and interest rates based on similar debt issued by parties with credit ratings similar to ours (Level 2).  The fair value of our other debt instruments was estimated based on discounted cash flows using inputs that were observable in the market or that could be derived from, or corroborated with, observable market data, including the trading price of our notes, when available, and interest rates based on similar debt issued by parties with credit ratings similar to ours (Level 2).

Derivative Instruments

We use derivative instruments to manage a portion of our exposure to changes in currency exchange rates from our monetary assets and liabilities denominated in currencies other than the U.S. dollar.  We have also had convertible note settlement obligations which were accounted for as derivative instruments as a result of our elections to settle conversions in cash.  We do not use derivative instruments for speculative purpose.

Derivative Instruments without Hedge Accounting Designation

Currency Derivatives:  To hedge our exposures of monetary assets and liabilities to changes in currency exchange rates, we generally utilize a rolling hedge strategy with currency forward contracts that mature within 35 days.  At the end of each reporting period, monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured in U.S. dollars and the associated outstanding forward contracts are marked-to-market.  Currency forward contracts are valued at fair values based on the middle of bid and ask prices of dealers or exchange quotations (Level 2 fair value measurements).  To mitigate the risk of the yen strengthening against the U.S. dollar on the MMJ creditor installment payments due in December 2014 and December 2015, we entered into forward contracts to purchase 20 billion yen on November 28, 2014 and 10 billion yen on November 27, 2015.  In the first quarters of 2016 and 2015, we paid $21 million and $33 million, respectively, upon settlement of the forward contracts.

The following summarizes our derivative instruments without hedge accounting designation, which consisted of forward contracts to purchase the noted currencies as a hedge of our net position in monetary assets:

	Notional	Fair Value of
	Amount (in U.S. Dollars)	Current Assets(1)	Current Liabilities(2)
As of September 1, 2016
Yen	$1,668	$—	$(10)
Singapore dollar	206	—	—
Euro	93	—	—
Other	85	—	(1)
	$2,052	$—	$(11)
As of September 3, 2015
Yen	$928	$—	$(24)
Singapore dollar	282	—	—
Euro	29	—	—
Other	167	1	—
	$1,406	$1	$(24)

(1)       Included in receivables — other.

(2)       Included in accounts payable and accrued expenses — other.

Realized and unrealized gains and losses on derivative instruments without hedge accounting designation as well as the change in the underlying monetary assets and liabilities due to changes in currency exchange rates are included in other non-operating income (expense), net.  Net gains (losses) for derivative instruments without hedge accounting designation were as follows:

For the year ended	2016	2015	2014
Foreign exchange contracts	$185	$(64)	$(27)
Convertible notes settlement obligations	—	7	(59)

Derivative Instruments with Cash Flow Hedge Accounting Designation

Currency Derivatives:  We utilize currency forward contracts that generally mature within 12 months to hedge our exposure to changes in cash flows from changes in currency exchange rates for certain capital expenditures.  Currency forward contracts are measured at fair value based on market-based observable inputs including currency exchange spot and forward rates, interest rates, and credit-risk spreads (Level 2 fair value measurements).

For derivative instruments designated as cash flow hedges, the effective portion of the realized and unrealized gain or loss on the derivatives is included as a component of accumulated other comprehensive income (loss).  Amounts in accumulated other comprehensive income (loss) are reclassified into earnings in the same line items of the consolidated statements of operations and in the same periods in which the underlying transactions affect earnings.  The ineffective or excluded portion of the realized and unrealized gain or loss is included in other non-operating income (expense), net.  Total notional amounts and gross fair values for derivative instruments with cash flow hedge accounting designation were as follows:

	Notional	Fair Value of
	Amount (in U.S. Dollars)	Current Assets(1)	Current Liabilities(2)
As of September 1, 2016
Yen	$107	$2	$(1)
Euro	65	—	(1)
	$172	$2	$(2)
As of September 3, 2015
Yen	$81	$3	$—
Euro	12	—	—
	$93	$3	$—

(1)             Included in receivables — other.

(2)             Included in accounts payable and accrued expenses — other.

For 2016, 2015, and 2014, we recognized $10 million of gains and $10 million and $4 million of losses, respectively, in accumulated other comprehensive income (loss) from the effective portion of cash flow hedges.  The ineffective and excluded portions of cash flow hedges recognized in other non-operating income (expense) were not material in 2016, 2015, and 2014.  For 2016, 2015, and 2014, we reclassified gains of $3 million, $6 million, and $4 million, respectively, from accumulated other comprehensive income (loss) to earnings.  As of September 1, 2016, the amount of net gains from cash flow hedges included in accumulated other comprehensive income (loss) expected to be reclassified into earnings in the next 12 months was not material.

Derivative Counterparty Credit Risk and Master Netting Arrangements

Our derivative instruments expose us to credit risk to the extent counterparties may be unable to meet the terms of the contracts.  Our maximum exposure to loss due to credit risk if counterparties fail completely to perform according to the terms of the contracts would generally equal the fair value of assets for these contracts as listed in the tables above.  We seek to mitigate such risk by limiting our counterparties to major financial institutions and by spreading risk across multiple financial institutions.  As of September 1, 2016 and September 3, 2015, amounts netted under our master netting arrangements were not material.

Equity Plans

As of September 1, 2016, 90 million shares were available for future awards under our equity plans.

Stock Options

Our stock options are generally exercisable in increments of either one-fourth or one-third per year beginning one year from the date of grant.  Stock options issued after February 2014 expire eight years from the date of grant.  Options issued prior to February 2014 expire six years from the date of grant.

Option activity for 2016 is summarized as follows:

	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding as of September 3, 2015	44	$15.33
Granted	8	15.56
Exercised	(7)	6.96
Canceled or expired	(3)	20.59
Outstanding as of September 1, 2016	42	16.37	3.8	$193

Exercisable as of September 1, 2016	22	$12.67	2.4	$153
Expected to vest after September 1, 2016	19	20.53	5.4	39

The total intrinsic value was $52 million, $229 million, and $421 million for options exercised during 2016, 2015, and 2014, respectively.

Stock options granted and assumptions used in the Black-Scholes option valuation model were as follows:

For the year ended	2016	2015	2014
Stock options granted	8	8	12
Weighted-average grant-date fair value per share	$6.94	$14.79	$9.64
Average expected life in years	5.5	5.6	4.9
Weighted-average expected volatility	47%	45%	48%
Weighted-average risk-free interest rate	1.7%	1.7%	1.6%

Stock price volatility was based on an average of historical volatility and the implied volatility derived from traded options on our stock.  The expected lives of options granted were based, in part, on historical experience and on the terms and conditions of the options.  The risk-free interest rates utilized were based on the U.S. Treasury yield in effect at each grant date.  No dividends were assumed in estimated option values.

Restricted Stock and Restricted Stock Units (“Restricted Stock Awards”)

As of September 1, 2016, there were 18 million shares of Restricted Stock Awards outstanding, of which 2 million were performance-based or market-based Restricted Stock Awards.  For service-based Restricted Stock Awards, restrictions generally lapse in one-fourth increments during each year of employment after the grant date.  Vesting for performance-based awards is contingent upon meeting a specified return on assets (“ROA”), as defined, over a three-year performance period and vesting for market-based Restricted Stock Awards is contingent upon achieving total shareholder return (“TSR”) relative to the companies included in the S&P 500 over a three-year performance period.  At the end of the performance period, the number of actual shares to be awarded varies between 0% and 200% of target amounts, depending upon the achievement level of the specified ROA or TSR.  Restricted Stock Awards activity for 2016 is summarized as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Outstanding as of September 3, 2015	14	$23.88
Granted	10	15.40
Restrictions lapsed	(5)	19.89
Canceled	(1)	22.18
Outstanding as of September 1, 2016	18	20.24

Expected to vest after September 1, 2016	15	$20.57

For the year ended	2016	2015	2014
Restricted stock award shares granted	10	7	7
Weighted-average grant-date fair value per share	$15.40	$32.60	$21.88
Aggregate vesting-date fair value of shares vested	$71	$155	$115

Stock-based Compensation Expense

For the year ended	2016	2015	2014
Stock-based compensation expense by caption
Cost of goods sold	$76	$65	$39
Selling, general, and administrative	66	60	50
Research and development	49	42	25
Other	—	1	1
	$191	$168	$115

Stock-based compensation expense by type of award
Stock options	$79	$81	$61
Restricted stock awards	112	87	54
	$191	$168	$115

Stock-based compensation expense of $18 million and $9 million was capitalized and remained in inventory as of September 1, 2016 and September 3, 2015, respectively.  As of September 1, 2016, $345 million of total unrecognized compensation costs for unvested awards, net of estimated forfeitures, was expected to be recognized through the fourth quarter of 2020, resulting in a weighted-average period of 1.2 years.  Stock-based compensation expense in the above presentation does not reflect any significant income tax benefits, which is consistent with our treatment of income or loss from our U.S. operations.

Employee Benefit Plans

We have employee retirement plans at our U.S. and international sites.  Details of the more significant plans are discussed as follows:

Employee Savings Plan for U.S. Employees

We have 401(k) retirement plans under which U.S. employees may contribute up to 75% of their eligible pay (subject to IRS annual contribution limits) to various savings alternatives, none of which include direct investment in our stock.  We match in cash eligible contributions from employees up to 5% of the employee’s annual eligible earnings.  Contribution expense for the 401(k) plans was $54 million, $55 million, and $44 million in 2016, 2015, and 2014, respectively.

Retirement Plans

We have pension plans in various countries.  The pension plans are only available to local employees and are generally government mandated.  As of September 1, 2016, the projected benefit obligations of our plans was $167 million and plan assets were $131 million.  As of September 3, 2015, the projected benefit obligations of our plans was $132 million and plan assets were $105 million.  Pension expense was not material for 2016, 2015, or 2014.

Restructure and Asset Impairments

For the year ended	2016	2015	2014
2016 Restructuring Plan	$58	$—	$—
Other	9	3	40
	$67	$3	$40

In the fourth quarter of 2016, we initiated a restructure plan in response to the current business environment and the need to accelerate focus on our key priorities (the “2016 Restructuring Plan”).  The 2016 Restructuring Plan includes the elimination of certain projects and programs, the permanent closure of a number of open headcount requisitions, workforce reductions in certain areas of the business, and other non-headcount related spending reductions.  In connection with the plan, we expect to incur charges of $80 million, substantially all in cash expenditures, of which $58 million was incurred in 2016, with the remainder in the early part of 2017.  As of September 1, 2016, we had accrued liabilities of $24 million related to the 2016 Restructuring Plan, substantially all of which is expected to be paid in the first quarter of 2017.

For 2014, other included charges associated with workforce optimization activities and with our efforts to wind down our 200mm operations primarily in Agrate, Italy and Kiryat Gat, Israel.

Other Operating (Income) Expense, Net

For the year ended	2016	2015	2014
(Gain) loss on disposition of property, plant, and equipment	$(4)	$(17)	$10
Rambus settlement	—	—	233
Other	(2)	(28)	(11)
	$(6)	$(45)	$232

In December 2013, we settled all pending litigation between us and Rambus, Inc., including all antitrust and patent matters.  We also entered into a seven-year term patent cross-license agreement with Rambus, Inc. that allows us to avoid costs of patent-related litigation during the term.  The primary benefits we received from these arrangements were (1) the settlement and termination of all existing litigation, (2) the avoidance of future litigation expenses, and (3) the avoidance of future management and customer disruptions.  As a result, other operating expense for 2014 included a $233 million charge to accrue a liability, which reflected the discounted value of amounts due under this arrangement.

Other Non-Operating Income (Expense), Net

For the year ended	2016	2015	2014
Gain (loss) from changes in currency exchange rates	$(24)	$(27)	$(28)
Loss on restructure of debt	(4)	(49)	(184)
Gain from disposition of interest in Aptina	—	1	119
Gain from issuance of Inotera shares	—	—	93
Other	(26)	22	(25)
	$(54)	$(53)	$(25)

In 2016, we recognized other non-operating expense of $30 million to write off indemnification receivables upon the resolution of uncertain tax positions.

Income Taxes

For the year ended	2016	2015	2014
Income (loss) before income taxes, net income (loss) attributable to noncontrolling interests, and equity in net income (loss) of equity method investees
Foreign	$(353)	$2,431	$2,619
U.S.	72	178	114
	$(281)	$2,609	$2,733

Income tax (provision) benefit
Current
Foreign	$(27)	$(93)	$(46)
State	(1)	(1)	(2)
U.S. federal	—	6	(3)
	(28)	(88)	(51)
Deferred
U.S. federal	39	15	4
State	2	1	—
Foreign	(32)	(85)	(81)
	9	(69)	(77)
Income tax (provision) benefit	$(19)	$(157)	$(128)

Income tax (provision) benefit computed using the U.S. federal statutory rate reconciled to income tax (provision) benefit was as follows:

For the year ended	2016	2015	2014
U.S. federal income tax (provision) benefit at statutory rate	$98	$(913)	$(956)
Foreign tax rate differential	(300)	515	474
Change in valuation allowance	63	260	544
Change in unrecognized tax benefits	52	(118)	(152)
Tax credits	48	53	11
State taxes, net of federal benefit	3	19	(39)
Noncontrolling investment transactions	—	57	—
Other	17	(30)	(10)
Income tax (provision) benefit	$(19)	$(157)	$(128)

We operate in tax jurisdictions, including Singapore and Taiwan, where our earnings are indefinitely reinvested and are taxed at lower effective tax rates than the U.S. statutory rate.  We operate in a number of locations outside the U.S., including Singapore and, to a lesser extent, Taiwan, where we have tax incentive arrangements that are conditional, in part, upon meeting certain business operations and employment thresholds.  The benefit of tax incentive arrangements, which expire in whole or in part at various dates through 2030, were not material to our tax provision for 2016.  These arrangements reduced our tax provision for 2015 and 2014 by $338 million (benefitting our diluted earnings per share by $0.29) and $286 million ($0.24 per diluted share), respectively.

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes as well as carryforwards.  Deferred tax assets and liabilities consist of the following:

As of	2016	2015
Deferred tax assets
Net operating loss and tax credit carryforwards	$3,014	$2,869
Accrued salaries, wages, and benefits	142	143
Other accrued liabilities	76	97
Other	65	86
Gross deferred tax assets	3,297	3,195
Less valuation allowance	(2,107)	(2,051)
Deferred tax assets, net of valuation allowance	1,190	1,144

Deferred tax liabilities
Debt discount	(170)	(207)
Property, plant, and equipment	(135)	(2)
Unremitted earnings on certain subsidiaries	(121)	(162)
Product and process technology	(81)	(43)
Other	(28)	(55)
Deferred tax liabilities	(535)	(469)

Net deferred tax assets	$655	$675

Reported as
Current deferred tax assets (included in other current assets)	$—	$104
Deferred tax assets	657	597
Current deferred tax liabilities (included in accounts payable and accrued expenses)	—	(4)
Deferred tax liabilities (included in other noncurrent liabilities)	(2)	(22)
Net deferred tax assets	$655	$675

As of September 1, 2016, we had a full valuation allowance of $1.16 billion against U.S. net deferred tax assets, primarily related to net operating loss carryforwards.  The valuation allowance is based on our assessment of the deferred tax assets that are more likely than not to be realized.  As of September 1, 2016, we had partial valuation allowances of $765 million for Japan and $177 million for our other foreign subsidiaries against net deferred tax assets, primarily related to net operating loss carryforwards.  As of September 1, 2016, we had $4.28 billion of net operating loss carryforwards in Japan of which $2.47 billion is subject to a valuation allowance.  Our valuation allowance increased $56 million in 2016 primarily due to changes in foreign currencies offset by the utilization of U.S. and foreign net operating losses as well as adjustments based on management’s assessment of the amount of foreign net operating losses that are more likely than not to be realized.  Management continues to evaluate future projected financial performance to determine whether such performance is sufficient evidence to support a reduction in or reversal of the valuation allowances.  The amount of the deferred tax asset considered realizable could be adjusted if significant positive evidence increases.  Income taxes on U.S. operations for 2016 and 2015 were substantially offset by changes in the valuation allowance.

As of September 1, 2016, our federal, state, and foreign net operating loss carryforward amounts and expiration periods as reported to tax authorities, were as follows:

Year of Expiration	U.S. Federal	State	Japan	Other Foreign	Total
2017 - 2021	$—	$57	$3,653	$958	$4,668
2022 - 2026	—	273	628	284	1,185
2027 - 2031	2,321	1,092	—	—	3,413
2032 - 2036	1,575	517	—	—	2,092
Indefinite	—	—	—	522	522
	$3,896	$1,939	$4,281	$1,764	$11,880

As of September 1, 2016, our federal and state tax credit carryforward amounts and expiration periods as reported to tax authorities, were as follows:

Year of Tax Credit Expiration	Federal	State	Total
2017 - 2021	$33	$59	$92
2022 - 2026	95	40	135
2027 - 2031	63	62	125
2032 - 2036	160	1	161
Indefinite	—	49	49
	$351	$211	$562

We have not recognized deferred tax assets of $325 million for excess tax benefits that arose directly from tax deductions related to equity compensation greater than amounts recognized for financial reporting.  These excess stock compensation benefits will be credited to additional capital if realized.  We use the “with and without” method, as described in ASC 740, for purposes of determining when excess tax benefits have been realized.

Provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liabilities.  Remaining undistributed earnings of $6.74 billion as of September 1, 2016 have been indefinitely reinvested; therefore, no provision has been made for taxes due on approximately $7.82 billion of the excess of the financial reporting amount over the tax basis of investments in foreign subsidiaries that are indefinitely reinvested.  Generally, this amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary.  Determination of the amount of unrecognized deferred tax liabilities related to investments in these foreign subsidiaries is not practicable.

Below is a reconciliation of the beginning and ending amount of unrecognized tax benefits:

For the year ended	2016	2015	2014
Beginning unrecognized tax benefits	$351	$228	$78
Settlements with tax authorities	(47)	(1)	(1)
Lapse of statute of limitations	(5)	(6)	(1)
Increases related to tax positions taken during current year	5	119	152
Increases related to tax positions from prior years	—	17	—
Foreign currency translation increases (decreases) to tax positions	—	(6)	1
Decreases related to tax positions from prior years	—	—	(1)
Ending unrecognized tax benefits	$304	$351	$228

Included in the unrecognized tax benefits balance as of September 1, 2016, September 3, 2015, and August 28, 2014 were $2 million, $53 million, and $66 million, respectively, of unrecognized income tax benefits, which if recognized, would affect our effective tax rate.  The decrease in unrecognized tax benefits in 2016 primarily related to the favorable resolution of certain prior year tax matters.  We recognize interest and penalties related to income tax matters within income tax expense.  As of September 3, 2015 and August 28, 2014, the amount accrued for interest and penalties related to uncertain tax positions was $16 million and $19 million, respectively, and were not material as of September 1, 2016.  The resolution of tax audits or lapses of statute of limitations could also reduce our unrecognized tax benefits.  Although the timing of final resolution is uncertain, the estimated potential reduction in our unrecognized tax benefits in the next 12 months would not be material.

We and our subsidiaries file income tax returns with the U.S. federal government, various U.S. states, and various foreign jurisdictions throughout the world.  Our U.S. federal and state tax returns remain open to examination for 2012 through 2016.  In addition, tax returns open to examination in Singapore, Japan, and Taiwan range from the years 2011 to 2016.  We believe that adequate amounts of taxes and related interest and penalties have been provided for, and any adjustments as a result of examinations are not expected to materially adversely affect our business, results of operations, or financial condition.

Earnings Per Share

For the year ended	2016	2015	2014
Net income (loss) available to Micron shareholders — Basic	$(276)	$2,899	$3,045
Dilutive effect related to equity method investment	—	(3)	(2)
Net income (loss) available to Micron shareholders — Diluted	$(276)	$2,896	$3,043

Weighted-average common shares outstanding — Basic	1,036	1,070	1,060
Dilutive effect of equity plans and convertible notes	—	100	138
Weighted-average common shares outstanding — Diluted	1,036	1,170	1,198

Earnings (loss) per share
Basic	$(0.27)	$2.71	$2.87
Diluted	(0.27)	2.47	2.54

Listed below are the potential common shares, as of the end of the periods shown, that could dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive:

For the year ended	2016	2015	2014
Equity plans	60	18	7
Convertible notes	119	18	26

Segment Information

Segment information reported herein is consistent with how it is reviewed and evaluated by our chief operating decision maker.  We have the following four business units, which are our reportable segments:

Compute and Networking Business Unit (“CNBU”):  Includes memory products sold into compute, networking, graphics, and cloud server markets.

Storage Business Unit (“SBU”):  Includes memory products sold into enterprise, client, cloud, and removable storage markets.  SBU also includes products sold to Intel through our IMFT joint venture.

Mobile Business Unit (“MBU”):  Includes memory products sold into smartphone, tablet, and other mobile-device markets.

Embedded Business Unit (“EBU”):  Includes memory products sold into automotive, industrial, connected home, and consumer electronics markets.

Certain operating expenses directly associated with the activities of a specific segment are charged to that segment.  Other indirect operating expenses (income) are generally allocated to segments based on their respective percentage of cost of goods sold or forecasted wafer production.  In the first quarter of 2017, we revised the measure of segment profitability reviewed by our chief operating decision maker and, as a result, certain items are no longer allocated to our business units.  All periods have been revised to reflect these changes.  Items not allocated are identified below.

We do not identify or report internally our assets or capital expenditures by segment, nor do we allocate gains and losses from equity method investments, interest, other non-operating income or expense items, or taxes to segments.

For the year ended	2016	2015	2014
Net sales
CNBU	$4,529	$6,725	$7,333
SBU	3,262	3,687	3,480
MBU	2,569	3,692	3,627
EBU	1,939	1,999	1,774
All Other	100	89	144
	$12,399	$16,192	$16,358

Operating income (loss)
CNBU	$(25)	$1,549	$2,080
SBU	(123)	(39)	328
MBU	97	1,166	857
EBU	473	459	370
All Other	28	44	81
	450	3,179	3,716

Unallocated
Flow-through of inventory step-up	—	—	(153)
Stock-based compensation	(191)	(167)	(114)
Restructure and asset impairments	(67)	(3)	(40)
Rambus settlement	—	—	(233)
Other	(24)	(11)	(89)
	(282)	(181)	(629)

Operating income	$168	$2,998	$3,087

Depreciation and amortization expense included in operating income was as follows:

For the year ended	2016	2015	2014
CNBU	$1,141	$1,053	$874
SBU	844	761	495
MBU	580	512	473
EBU	379	321	225
All Other	20	9	13
Unallocated	16	11	23
	$2,980	$2,667	$2,103

Product Sales

For the year ended	2016	2015	2014
DRAM	$7,207	$10,339	$11,164
Non-Volatile Memory
Trade	4,138	4,811	3,993
Non-Trade	501	463	475
Other	553	579	726
	$12,399	$16,192	$16,358

Trade Non-Volatile Memory includes NAND Flash and 3D XPoint memory.  Non-Trade Non-Volatile Memory primarily consists of Non-Volatile Memory products manufactured and sold to Intel through IMFT at long-term negotiated prices approximating cost.  Sales of MCP products, which combine both NAND Flash and DRAM components, are reported within Trade Non-Volatile Memory.  Sales of NOR Flash products are included in Other.

Certain Concentrations

Markets with concentrations of net sales were approximately as follows:

For the year ended	2016	2015	2014
Compute and graphics	20%	25%	30%
Mobile	20%	25%	20%
SSDs and other storage	20%	20%	20%
Automotive, industrial, medical, and other embedded	15%	10%	10%
Server	10%	15%	10%

Customer concentrations included net sales to Intel, including Non-Trade Non-Volatile Memory through IMFT, of 14% for 2016 and net sales to Kingston of 11% and 10% for 2015 and 2014, respectively.  Substantially all of our sales to Intel were included in our SBU and CNBU segments, and substantially all of our sales to Kingston were included in our CNBU and SBU segments.

We generally have multiple sources of supply for our raw materials and production equipment; however, only a limited number of suppliers are capable of delivering certain raw materials and production equipment that meet our standards.  In some cases, materials or production equipment are provided by a single supplier.

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, money market accounts, certificates of deposit, fixed-rate debt securities, trade receivables, and derivative contracts.  We invest through high-credit-quality financial institutions and, by policy, generally limit the concentration of credit exposure by restricting investments with any single obligor and monitoring credit risk of bank counterparties on an ongoing basis.  A concentration of credit risk may exist with respect to receivables as a substantial portion of our customers are affiliated with the computing industry.  We perform ongoing credit evaluations of customers worldwide and generally do not require collateral from our customers.  Historically, we have not experienced material losses on receivables.  A concentration of risk may also exist with respect to derivatives as the number of counterparties to our currency hedges is limited and the notional amounts are relatively large.  We seek to mitigate such risk by limiting our counterparties to major financial institutions and through entering into master netting arrangements.  Capped calls expose us to credit risk to the extent the counterparties may be unable to meet the terms of the agreements.  We seek to mitigate such risk by limiting our counterparties to major financial institutions and by spreading the risk across several major financial institutions.  In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored on an ongoing basis.

Geographic Information

Geographic net sales based on customer ship-to location were as follows:

For the year ended	2016	2015	2014
China	$5,301	$6,658	$6,715
United States	1,925	2,565	2,551
Asia Pacific (excluding China, Taiwan, and Japan)	1,610	2,037	1,791
Taiwan	1,521	2,241	2,313
Europe	937	1,248	1,252
Japan	831	1,026	1,253
Other	274	417	483
	$12,399	$16,192	$16,358

Net property, plant, and equipment by geographic area was as follows:

As of	2016	2015
Singapore	$5,442	$3,238
United States	3,890	3,643
Japan	2,685	2,173
Taiwan	2,081	1,073
China	491	331
Other	97	96
	$14,686	$10,554

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

Acquisition of Inotera

Through December 6, 2016, we held a 33% ownership interest in Inotera, now known as Micron Technology Taiwan, Inc. (“MTTW”), Nanya and certain of its affiliates held a 32% ownership interest, and the remaining ownership interest was publicly held. On December 6, 2016, we acquired the 67% remaining interest in Inotera not owned by us (the “Inotera Acquisition”) and began consolidating Inotera’s operating results. The cash paid for the Inotera Acquisition was funded, in part, with proceeds from the 2021 MSTW Term Loan and the sale of the Micron Shares (as defined below) to Nanya. Inotera manufactures DRAM products at its 300mm wafer fabrication facility in Taoyuan City, Taiwan, and previously sold such products exclusively to us through supply agreements. SG&A expenses for the first six months of 2017 and for full fiscal 2016 included transaction costs of $13 million and $3 million, respectively, incurred in connection with the Inotera Acquisition.

In connection with the Inotera Acquisition, we revalued our previously-held 33% equity interest to its fair value. In determining the fair value, we used various valuation techniques, including the share price of Inotera prior to the announcement of the Inotera Acquisition and discounted cash flow projections using inputs including discount rate and terminal growth rate (Level 3). As a result, we recognized a non-operating gain of $71 million in the second quarter of 2017.

In connection with the Inotera Acquisition, we sold 58 million shares of our common stock to Nanya (the “Micron Shares”) and received cash proceeds of $986 million. Because the sale of the Micron Shares to Nanya was contemporaneous with, and contingent upon, the closing the Inotera Acquisition, the issuance of the Micron Shares was treated in purchase accounting as a non-cash exchange for a portion of the shares of Inotera held by Nanya. The Micron Shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and subject to certain restrictions on transfers. To reflect the lack of transferability, the fair value of the Micron Shares (based on the trading price of our common stock on the acquisition date) was reduced by a discount of $81 million, based on the implied volatility derived from traded options on our stock and on the duration of the lack of transferability (Level 2).

We provisionally estimated the fair value of the Inotera assets acquired and liabilities assumed as of the December 6, 2016 acquisition date. The allocation of purchase price to assets acquired and liabilities assumed of Inotera could change as additional information becomes available. The consideration and provisional valuation of assets acquired and liabilities assumed, are as follows:

Consideration
Cash paid for Inotera Acquisition	$4,099
Less cash received from selling Micron Shares	(986)
Net cash paid for Inotera Acquisition	3,113
Fair value of our previously-held equity interest in Inotera	1,441
Fair value of Micron Shares exchanged for Inotera shares	995
Other	3
Payments attributed to intercompany balances with Inotera	(361)
$5,191

Assets acquired and liabilities assumed
Cash and equivalents	$118
Inventories	285
Other current assets	27
Property, plant, and equipment	3,722
Deferred tax assets	82
Goodwill	1,124
Other noncurrent assets	130
Accounts payable and accrued expenses	(232)
Debt	(56)
Other noncurrent liabilities	(9)
$5,191

The Inotera Acquisition enhances our flexibility to drive new technology, optimize the deployment of capital, and adapt our product offerings to changes in market conditions. As a result of these synergies, we allocated goodwill of $829 million, $198 million, and $97 million to CNBU, MBU, and EBU, respectively. Goodwill resulting from the Inotera Acquisition is not deductible for Taiwan corporate income tax purposes; however, it is deductible for Taiwan surtax purposes.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the combined results of operations as if the Inotera Acquisition had occurred on September 4, 2015. The pro forma financial information includes the accounting effects of the business combination, including adjustments for depreciation of property, plant, and equipment, interest expense, elimination of intercompany activities, and revaluation of inventories. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the Inotera Acquisition occurred on September 4, 2015.

	Year ended
	August 31, 2017	September 1, 2016
Net sales	$20,317	$12,341
Net income (loss)	5,172	(543)
Net income (loss) attributable to Micron	5,171	(544)
Earnings (loss) per share
Basic	4.68	(0.50)
Diluted	4.42	(0.50)

The unaudited pro forma financial information for 2017 includes our results for the year ended August 31, 2017 (which includes the results of Inotera since our acquisition of Inotera on December 6, 2016), the results of Inotera for the three months ended November 30, 2016, and the adjustments described above. The pro forma information for 2016 includes our results for the year ended September 1, 2016, the results of Inotera for the twelve months ended August 31, 2016, and the adjustments described above.

Debt Restructure

On April 11, 2017, we repurchased $631 million of principal amount of our 2025 Notes (carrying value of $625 million) and $321 million of principal amount of our 2026 Notes (carrying value of $318 million) for an aggregate of $1.00 billion in cash. In connection with the transactions, we recognized a non-operating loss of $60 million in the third quarter of 2017.

On August 11, 2017, we redeemed $600 million of principal amount of our 2022 Notes (carrying value of $592 million) for an aggregate of $626 million in cash and recognized a non-operating loss of $34 million in the fourth quarter of 2017.

2021 MSAC Senior Secured Term Loan

In November 2016, we entered into a five-year variable-rate facility agreement to obtain up to $800 million of financing, collateralized by certain production equipment. On March 6, 2017 and December 2, 2016, we drew $175 million and $450 million, respectively, under the 2021 MSAC Term Loan. On June 5, 2017, subsequent to the end of our third quarter of 2017, we drew the remaining $175 million under this facility. Interest is payable quarterly at a per annum rate equal to three-month LIBOR plus 2.4%. Principal is payable in 16 equal quarterly installments beginning in March 2018. The 2021 MSAC Term Loan contains covenants which are customary for financings of this type, including negative covenants that limit or restrict our ability to create liens or dispose of the equipment securing the facility agreement. The 2021 MSAC Term Loan also contains a covenant that the ratio of the outstanding loan to the fair value of the equipment collateralizing the loan not exceed 0.8. If such ratio is exceeded, we are required to grant a security interest in additional equipment and/or prepay the 2021 MSAC Term Loan in an amount sufficient to reduce such ratio to 0.8 or less. The 2021 MSAC Term Loan also contains customary events of default which could result in the acceleration of all amounts to be immediately due and payable. The 2021 MSAC Term Loan is guaranteed by Micron.

2021 MSTW Senior Secured Term Loan

In connection with the Inotera Acquisition, on December 6, 2016, we drew 80 billion New Taiwan dollars under a collateralized, five-year term loan that bears interest at a variable per annum rate equal to the three-month or six-month TAIBOR, at our option, plus a margin of 2.05%. Principal under the 2021 MSTW Term Loan is payable in six equal semi-annual installments, commencing in June 2019, through December 2021. The 2021 MSTW Term Loan is collateralized by certain assets, including a real estate mortgage on MTTW’s main production facility and site, a chattel mortgage over certain equipment of MTTW, all of the stock of our MSTW subsidiary, and the 82% of stock of MTTW owned by MSTW. The 2021 MSTW Term Loan is guaranteed by Micron.

The 2021 MSTW Term Loan contains affirmative and negative covenants, including covenants that limit or restrict our ability to create liens in or dispose of collateral securing obligations under the 2021 MSTW Term Loan, mergers involving MSTW and/or MTTW, loans or guarantees to third parties by MTTW and/or MSTW, and MSTW’s and/or MTTW’s distribution of cash dividends. The 2021 MSTW Term Loan also contains financial covenants, which are tested semi-annually, as follows:

•                  MSTW must maintain a consolidated ratio of total liabilities to adjusted EBITDA not higher than 5.5x in 2017 and 2018, and not higher than 4.5x in 2019 through 2021;

•                  MSTW must maintain adjusted consolidated tangible net worth of not less than 4.0 billion New Taiwan dollars in 2017 and 2018, not less than 6.5 billion New Taiwan dollars in 2019 and 2020, and not less than 12.0 billion New Taiwan dollars in 2021;

•                  on a consolidated basis, Micron must maintain a ratio of total liabilities to adjusted EBITDA not higher than 3.5x in 2017, not higher than 3.0x in 2018 and 2019, and not higher than 2.5x in 2020 and 2021; and

•                  on a consolidated basis, Micron must maintain adjusted tangible net worth not less than $9.0 billion in 2017, not less than $12.5 billion in 2018 and 2019, and not less than $16.5 billion in 2020 and 2021.

If MSTW fails to maintain a required financial covenant, the interest rate will be increased by 0.25% until such time as the required financial ratios are maintained. If MSTW’s failure continues for two consecutive semi-annual periods, such failure will constitute an event of default that could result in all obligations owed under the 2021 MSTW Term Loan being accelerated to be immediately due and payable. Micron’s failure to maintain a required financial covenant will only result in a 0.25% increase to the interest rate but will not constitute an event of default. The 2021 MSTW Term Loan also contains customary events of default.

Quarterly Financial Information (Unaudited)

(in millions except per share amounts)

2016	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net sales	$3,217	$2,898	$2,934	$3,350
Gross margin	579	498	579	849
Operating income (loss)	(32)	(27)	(5)	232
Net income (loss)	(170)	(215)	(96)	206
Net income (loss) attributable to Micron	(170)	(215)	(97)	206

Earnings (loss) per share
Basic	$(0.16)	$(0.21)	$(0.09)	$0.20
Diluted	(0.16)	(0.21)	(0.09)	0.19

Results of operations in the fourth quarter of 2016 included charges of $58 million related to the 2016 Restructuring Plan.

2015	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net sales	$3,600	$3,853	$4,166	$4,573
Gross margin	970	1,202	1,405	1,638
Operating income	427	631	855	1,085
Net income	471	491	935	1,002
Net income attributable to Micron	471	491	934	1,003

Earnings per share
Basic	$0.44	$0.46	$0.87	$0.94
Diluted	0.42	0.42	0.78	0.84

Results of operations in the fourth, third, and first quarters of 2015 included losses of $1 million, $18 million, and $30 million, respectively, for losses on restructure of debt.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Micron Technology, Inc.

In our opinion, the consolidated financial statements listed in the index appearing under Item 8 present fairly, in all material respects, the financial position of Micron Technology, Inc. and its subsidiaries at September 1, 2016 and September 3, 2015, and the results of their operations and their cash flows for each of the three years in the period ended September 1, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 1, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s Annual Report on Form 10-K for the year ended September 1, 2016. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 28, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in measure of segment profitability discussed in the Segment Information note, as to which the date is October 10, 2017